UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Service Corporation International
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SERVICE CORPORATION INTERNATIONAL
Proxy Statement and
2021 Annual Meeting Notice

Our Purpose
We are a company committed to supporting families at difficult times and dedicated to celebrating the life and legacy of every loved one with professionalism, compassion, and attention to detail.

Our Values Respect Integrity Service excellence Enduring relationships
Our Vision Celebrating life with dedication, excellence, and innovation.
As used herein, all references to "SCI", "Service Corporation International", or the "Company" refer to Service Corporation International and all of its affiliated companies.

2020: Delivering Shareholder Value

Funeral Segment	Cemetery Segment
Revenue (in millions)	Revenue (in millions)

Gross Profit %	Gross Profit %

Services Performed	Preneed Sales Production (in millions)

TSR Compared to S&P 500

GAAP Performance Measures (1)	Adjusted Performance Measures (2)
GAAP Earnings Per Share	Adjusted Earnings Per Share

GAAP Operating Cash Flow (in millions)	Adjusted Operating Cash Flow (in millions)

(1) GAAP - Generally Accepted Accounting Principles	(2) Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.

2021 Proxy Statement i

Tom Ryan's Letter to Shareholders

“Our team clearly demonstrated our culture of compassion and dedication at SCI as we remained focused on what we do best, which is helping our client families gain closure and healing through the process of grieving, remembrance, and celebration. The steadfast dedication, courage, and resilience of our team was nothing short of heroic and I have never been more proud to work with such an amazing team of individuals.”

Dear Shareholders,
In a year that will be remembered for its overwhelming challenges, our associates rose to the occasion in ways never seen before. Our entire SCI family can look back with pride on the innovative ways in which our teams stepped up to serve our customers, our communities, and each other during this very difficult period. Our team clearly demonstrated our culture of compassion and dedication at SCI as we remained focused on what we do best, which is helping our client families gain closure and healing through the process of grieving, remembrance, and celebration. The steadfast dedication, courage, and resilience of our team was nothing short of heroic and I have never been more proud to work with such an amazing team of individuals.

From the beginning of the pandemic, the health, safety and well-being of our SCI family was a top priority. Our dedicated teams on the front lines are first responders and provide essential services for our client families. We took immediate actions to protect our employees by securing Personal Protective Equipment (PPE) and implementing comprehensive health and safety protocols throughout our funeral homes and cemeteries to ensure the safety of our guests and associates. We are constantly monitoring our supply chain for PPE to ensure ongoing protection. Our corporate teams continue to work from home to reduce the risk of COVID-19 exposure, but their dedication to supporting our teams on the front-lines has never wavered. We will continue to take all feasible measures to ensure the peace of mind and well-being of our associates so they may fulfill their vital role in our communities.

One thing that became clear throughout 2020 is that our fundamental business has not changed. We did not see a wholesale shift in consumer preferences and our cremation rate remains stable. Although we were restricted in our ability to hold large gatherings in 2020, we heard loud and clear from our client families that they still want to memorialize and to celebrate. Although it was a challenging year, tools used and actions taken in response to the crisis will help us achieve and strengthen our strategy and long-term growth outlook. Our associates embraced creative ways to serve families and leveraged technology to help celebrate the lives of loved ones when physical gatherings were limited or prohibited by state, provincial, and local government mandates. Such endeavors included livestreaming of funeral services, hosting virtual arrangements with families, and holding funeral services outdoors under large canopies or via radio broadcast. As we continue to hold more outdoor funeral services, we recognize that this type of service is likely here to stay and are creating a comprehensive set of resources and best practices for funeral homes and cemeteries to hold outdoor services. Funeral directors and sales counselors continue to leverage virtual platforms to make arrangements and plan service details with families. Our sales counselors also found creative ways to engage with potential customers through our websites and social media. Although they may not always meet our client families face-to-face, our funeral directors and sales counselors continue to listen, understand, suggest, and plan important details for honoring a loved one’s life.

ii Service Corporation International

“I am extremely optimistic about our future. Our team has proven what they are made of during this extraordinary time, and I believe our culture, as strong as it was before, is even stronger today. Our response to the COVID-19 crisis and our physical and digital presence have afforded us selective market share gains and have enabled our Company to further leverage our scale.”

During the midst of a challenging year, we continued our focus on policies and strategies nurturing a more secure and inclusive workplace. In response, we proudly announce that we created two new Associate Resource Communities (ARCs) that bolster our culture of inclusion and diversity. In prior years, we formed a Veterans Associate Resource Community and an ARC advocating for our LGBTQ+ associates and communities. In 2020, we formed two new ARCs which provide support and advocacy for our Black and Hispanic associates. These associate-led groups will be instrumental in our ability to make a meaningful societal impact, respond authentically to issues of equity and social justice, make a positive difference for our associates, and improve our business.

I also recognize the dedication and compassion our associates have demonstrated for the communities we serve. In 2020, many of our associates in cities and towns across the country volunteered to travel to and provide assistance in areas hardest hit by COVID-19. With this added support in particularly hard hit areas, we were able to provide services for many individuals who were turned away from our competitors. Our associates also worked to support the communities that we serve through giving of their time, money and other resources. Our associates organized donation drives for blood, canned goods, pet food and school supplies – whatever they recognized was needed by their neighbors. And while our teams are considered first responders themselves, many took meals to public servants and medical personnel working tirelessly at local hospitals.

We were fortunate to enter this crisis with a strong balance sheet, which provided us with financial flexibility in 2020. This flexibility allowed us to avoid layoffs, mandatory furloughs, or reductions in pay for any employees except officers, as a result of the impact of COVID-19 and instead recognize the incredible efforts of our frontline associates with over $10 million awarded for HERO and special bonuses to every associate who is not eligible to participate in our annual incentive plan. Our financial flexibility also allowed us to invest in technologies to support a significantly higher number of services without disruption to our business, which highlights the power of our scale. Although this was a challenging and unique year, our long-term growth framework remains in place. Therefore, we will maintain focus on our core strategies of growing revenue by remaining relevant to our client families, leveraging our scale, and maximizing our capital deployment opportunities in a disciplined and balanced manner.

While there are many unknowns facing us in 2021, I am extremely optimistic about our future. Our team has proven what they are made of during this extraordinary time, and I believe our culture, as strong as it was before, is even stronger today. Our response to the COVID-19 crisis and our physical and digital presence have afforded us selective market share gains and have enabled our Company to further leverage our scale. The accelerated use of new technologies required to successfully meet customer needs during COVID-19 has provided many advantages and further differentiates us from our competitors. The adoption of new technology is increasing digital sales leads and producing a more effective and efficient sales model through enhanced use of our customer relationship management platform. In addition, we see an improvement in our relationship with our customers due to a dedicated focus on service excellence and honoring the details of every life we are privileged to serve, as well as enabling a seamless interaction with families through a best-in-class website experience. Our continued focus on service excellence during these trying times allowed continuous improvement in our ratings on social media outlets. Our reviews are a reflection of the ultimate service we provide.

2021 Proxy Statement iii

Finally, let me say again to our entire SCI family, and particularly to our frontline associates, thank you for your courage and resolve, and for putting the safety of our client families, communities, and colleagues first. I see every one of our associates as true heroes in helping honor each life that has been lost through this past year and overcoming incredible odds every step of the way. All of the many learnings from this year will make us a better company going forward. As a result, we are positioned to enter the post pandemic world as a more agile and productive company.

Tom Ryan President, Chairman, and CEO
iv Service Corporation International

Message from our Board of Directors
Dear Shareholders,
The impact of COVID-19 has had a devastating effect on our global health and economies. During this past year, the Board and the Company have remained steadfast in our focus on ensuring the overall health and well-being of our client families, associates, and communities. Our top priority was mitigating the Company's human capital, operational, and financial risks while ensuring measures taken in response to COVID-19 would continue to enable long-term growth and value for our shareholders. Details of the impact of COVID-19 and the Company's response can be found on pages 9-10. We are proud of our associates and their actions taken throughout this crisis to ensure that all stakeholders' concerns were listened to and addressed appropriately.

We invite you, our shareholders, to Service Corporation International 2021 Annual Shareholder Meeting on Wednesday, May 12, 2021 at 9:00 a.m. Central Time, at the Company's Headquarters in Houston, TX. Shareholders and other interested parties may communicate with any of the independent Directors, including Committee Chairs and the Lead Independent Director, by using the following address:

Service Corporation International
Lead Independent Director c/o Office of Corporate Secretary
1929 Allen Parkway
Houston, TX 77019
Email: leaddirector@sci-us.com

Thank you for the trust you place in us and for your continued investment in Service Corporation International.

Sincerely,

Anthony L. Coelho Lead Independent Director	Thomas L. Ryan President, Chairman, and CEO	Alan R. Buckwalter, III	Jakki L. Haussler

Victor L. Lund	Clifton H. Morris, Jr.	Ellen Ochoa	Sara Martinez Tucker

W. Blair Waltrip	Marcus A. Watts

2021 Annual Meeting of Shareholders

Date and Time:	Place:	Record Date:
Wednesday, May 12, 2021 at 9:00 a.m. Central Time	Service Corporation International Conference Center, Heritage I & II 1929 Allen Parkway Houston, Texas 77019	March 15, 2021

How to Vote

By Internet	By Telephone	By Mail	In Person
Vote your shares at www.proxyvote.com.	Call toll-free number 1-800-690-6903.	Sign, date, and return the enclosed proxy card or voting instruction form.	To attend the meeting in person, you will need proof of your share ownership and valid picture I.D.
Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholders Meeting to be held May 12, 2021:
For 2021, there is an annual meeting website to make it even easier to access our annual meeting materials. At the annual meeting website, you can find an overview of the items for voting, our Proxy Statement and annual report for viewing online or for downloading, and a link to vote your shares. This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy card are first mailed to shareholders beginning on or about March 26, 2021 and are available at the Annual meeting website at:
https://www.sci-corp.com/annual-meeting
Voting Matters

Proposal		Board Recommendation	Page Number
1.	Election of 10 Directors	✓ FOR each Director nominee	14
2.	Ratify the Selection of PricewaterhouseCoopers LLP, Our Independent Registered Public Accounting Firm	✓ FOR	30
3.	"Say-on-Pay" Advisory Vote to Approve Named Executive Officer Compensation	✓ FOR	32

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

✓	Proposal 1
The Board of Directors recommends that Shareholders vote “FOR” the following nominees:

Director Nominees

	Independent	Director Since	Age	Other Public Boards*	BOARD COMMITTEE COMPOSITION**
Name Occupation					A	C	E	N& CG	I
Alan R. Buckwalter Former Chairman and CEO, Chase Bank of Texas	YES	2003	74	None		●	●		●
Anthony L. Coelho, Lead Independent Director Former Majority Whip of the U. S. House of Representatives Independent business and political consultant	YES	1991	78	2		●	●	●
Jakki L. Haussler Founder and Chairwoman of the Board and former CEO, Opus Capital Management	YES	2018	63	2	●				●
Victor L. Lund Former CEO and Executive Chairman of the Board, Teradata Corporation	YES	2000	73	None	C		●	●
Clifton H. Morris, Jr.*** Chairman and CEO of JBC Funding, a corporate lending and investment firm	YES	1990	85	None	●			●
Ellen Ochoa Former Director, NASA Johnson Space Center Independent Director and Speaker	YES	2015	62	None		C			●
Thomas L. Ryan President, Chairman, and CEO, Service Corporation International	NO	2004	55	1			C
Sara Martinez Tucker Former Chief Executive Officer, National Math + Science Initiative, a non-profit organization to improve student performance in STEM subjects	YES	2018	65	1	●			●
W. Blair Waltrip Independent consultant, family and trust investments, and former Senior Executive of the Company	NO	1986	66	None					C
Marcus A. Watts President, The Friedkin Group, an umbrella company overseeing various business interests that include a variety of branded automotive, hospitality, and entertainment companies	YES	2012	62	1		●	●	C

A: Audit Committee	E: Executive Committee	I: Investment Committee	● Member
C: Compensation Committee	N&CG: Nominating & Corporate Governance Committee		C: Chair

* See Director Bios beginning on page 14, which include other Public Boards for each Director.
** Composition of Board Committees and chairperson designations once elected in 2021.
*** This 2021 term will be Cliff Morris' last as Board member as he decided to not seek another term in 2022.
2021 Proxy Statement 1

PROXY STATEMENT SUMMARY
Director Snapshot
We have added four new Directors since 2012, which has decreased our Board's average age and tenure by two and seven years, respectively. Women represent 30% of the current Board:

Director Age	Director Tenure	Gender	Ethnicity

Average age is 68 years old	Average tenure is 17 years	Gender diversity represented by 30% of the Board	Ethnic diversity represented by 30% of the Board

Director Independence:

• 8 out of 10 Directors are independent • 9 out of 10 Directors are non-management	• Audit, Compensation, and Nominating and Corporate Governance Committees of SCI are composed entirely of Independent Directors	• Strong Lead Independent Director role (see page 24 for list of key duties and responsibilities of Lead Independent Director)

Director Nominees Exhibit:

• Personal qualities such as self-awareness, respect, integrity, independence, and capacity to function effectively in challenging environments	• Experience in various executive/senior leadership roles and proven records of success • Corporate governance knowledge and practices	• Appreciation for diversity of people and perspectives • Objectivity and sound judgment

Highly Engaged and Active Board:

• Actively involved with overseeing Company's execution of its strategy and risk management	• 99% combined meeting attendance record for Board and Board committee meetings	• 6 Board meetings • 21 committee meetings

Our Director nominees possess an effective mix of backgrounds, experience and expertise:

9 out of 10 Financial	4 out of 10 Marketing/Brand Management

5 out of 10 Government/Regulatory	7 out of 10 Real Estate/Business Development/M&A

8 out of 10 Human Capital Management	5 out of 10 Risk Management

3 out of 10 Industry	3 out of 10 Technology or e-Commerce

6 out of 10 Investments/Financial Services

2 Service Corporation International

PROXY STATEMENT SUMMARY

Board of Directors
Nominating and Corporate Governance Committee
In 2020, the Nominating and Corporate Governance Committee reviewed ESG matters presented by the ESG Steering Committee and addressed other related risks through various committee meetings throughout the year.

CEO and Senior Executive Leaders

ESG Steering Committee
Formed in 2020, this cross-functional team’s purpose is to support the Company’s ongoing commitment to managing human capital, the health and safety of employees and client families, corporate social responsibility to our communities, corporate governance, sustainability, environmental impacts, and other public policy matters relevant to the Company.
Our focus is to measure what matters for our Company and will drive value for all of our stakeholders.
The ESG Steering Committee includes management representatives from investor relations, corporate communications, legal, health, safety, and environmental compliance, human resources, financial reporting, supply chain management, and executive officers. This committee met at least monthly in 2020.
2020 accomplishments include:
•Utilizing disclosure guidance from the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) for reporting ESG matters relevant to the Company.
•Defining ESG risks and opportunities at SCI and aligning certain risks with our enterprise risks.

Inclusion and Diversity Committee
Formed in 2017, this cross-functional committee of SCI associates oversees the development of inclusion and diversity programs at SCI, including the development of a mentoring program and Associate Resource Communities or ARCs. Since the committee was established, four ARCs have been formed (EMBRACE and ADELANTE were formed as ARCs in 2020). Other accomplishments include:
•CEO Action for Diversity & Inclusion - Recognizing that change starts at the executive level, CEO, Chairman and President Tom Ryan joined the CEO Action for Diversity & Inclusion™, the largest CEO-driven business commitment to advancing inclusion and diversity in the workplace.
•SCI Women's Leadership Conference - The SCI Women's Leadership Conference aims to inspire and invest in our female leaders, by providing them an opportunity to connect, share ideas, and develop and enhance their leadership skills.
•Leading With Dignity - Our management skills training course, Leading With Dignity, teaches leaders to address different communication styles, establish a positive and inclusive work environment, deliver effective and actionable feedback, and execute best practices for recruiting and retaining top talent.
•The Inspire Series - Our outstanding leaders conduct monthly webinars designed to help our associates grow both personally and professionally. This series of monthly webinars is available to all associates and covers topics including work-life balance, time management, and healthy living.

Associate Resource Communities (ARCs)

VARC aims to inspire, empower, support, and educate veterans, their families and veteran advocates through a team dedicated to veteran wellness, leadership, and advancement.
Advocates for our LGBTQ+ associates. UNITE believes that associates who are comfortable bringing their whole selves to work can inspire meaningful change within the Company and help leverage diverse perspectives and backgrounds.
Focused on nurturing a culture which ensures the inclusion and representation of Black people as a part of its corporate, community, and customer footprint. An ARC focused on inclusion, equality, and service.
Our most recently formed ARC ensures that the representation of Hispanic associates within the Company and our communities is included and heard.
2021 Proxy Statement 3

PROXY STATEMENT SUMMARY
Social Matters: Human Capital Management
Celebrating our differences and supporting our 24,000 associates

OUR ASSOCIATES ARE THE KEY TO OUR COMPANY’S FUTURE. It’s their compassion, positive outlook, and enthusiasm that heighten our level of care for families and propel our Company’s continued success. We are the best, the brightest and the most experienced in our profession. We strive for a workplace where ideas are welcomed, efforts are recognized, suggestions are put into practice, and new programs such as our new customer-facing technology are deployed to improve our associates work experience.
As last responders, our front line associates have been disproportionately affected by the pandemic over the last year and we are proud that we have been able to reward their incredible efforts with over $10 million of HERO and special bonuses. In this mentally and emotionally demanding year, we have highlighted the mental health services that are available through our Employee Assistance Plan and urged our associates to use them if needed. Our efforts to recognize, develop, and care for our associates is one reason why SCI has been designated as a Great Place to Work® every year since 2017.

WE BELIEVE IN THE POWER OF INCLUSION and we respect our fellow associates’ work, ideas, beliefs, and lifestyles. Through programs such as our Women’s Leadership Conference and Associate Resource Communities (ARCs), colleagues with similar interests connect with others for networking and opportunities for growth. Our leadership team is committed to advancing inclusion and diversity within the workplace, by embracing the many backgrounds and perspectives that make each of us so unique, allowing us to remain relevant to the families we serve.

SCI WORKFORCE DIVERSITY

Our Company demographics closely mirror U.S. demographics.

GENDER

ETHNICITY

SUPPORTING THE PERSONAL AND PROFESSIONAL GOALS OF OUR TEAM MEMBERS is a priority at SCI. We provide opportunities for career growth through mentoring programs, discounts and tuition reimbursement through our many university partnerships, and a robust online training portal that offers more than 2,000 courses.

TRAINING BY THE NUMBERS

SCI leaders completed more than 7,000 hours of leadership development training in 2020.	During 2020, 85,000 hours of training completed were dedicated to ethics, health and safety, and cybersecurity.	In the past year, SCI associates spent more than 200,000 hours completing Dignity University online courses.

4 Service Corporation International

PROXY STATEMENT SUMMARY
Social Matters: Community
Fostering a culture of giving and volunteerism
AT SCI, EVERYTHING WE DO IS IN SUPPORT OF PEOPLE – our associates, the client families we serve, and the people who live in the communities where we operate. We are committed to supporting causes that enhance and promote the well-being of individuals from all walks of life. One way we are uniquely positioned to fulfill that commitment is through the SCI Foundation, our Company's nonprofit charitable giving arm. To further drive our long-term charitable giving objectives, we funded $6 million to the SCI Foundation in 2020.
We established a new SCI Foundation giving strategy that aligns with our core values and business strategy, and with the causes our associates care about the most. As part of the new strategy, established in 2020, our SCI Foundation giving is guided by three mission statements:
•Honoring Those Who Serve: We are dedicated to supporting and honoring military veterans.
•Comforting Those Who Grieve: We are determined to ensure no one grieves alone.
•Celebrating the Significance of Life: We are committed to raising awareness of the lifesaving gifts of organ, eye, and tissue donation.
We have developed multi-year partnerships with nonprofit organizations whose programming aligns with these missions, including the Tragedy Assistance Program for Survivors (TAPS), the National Alliance for Grieving Children, and Donate Life America.

TAPS provides comfort, care and resources through programming such as grief support groups, grief camps for children and teens, peer mentorships, and educational seminars. Through our partnership with TAPS, we're able to support all those who have experienced a military or veteran loss.	The National Alliance for Grieving Children provides resources and education for professional and family caregivers supporting grieving children and teens. Their extensive network of member organizations provides opportunities for our funeral home locations to better support the families we serve.	Through our partnership with Donate Life America, we are able to provide service excellence to families of organ, eye and tissue donors, while also building enduring relationships with the organ, eye and tissue donation community. We are also able to have a direct impact by advocating for individuals to register as an organ, eye and tissue donor.

SCI is also a long-time supporter and committed champion of the United Way of Greater Houston. We believe supporting United Way is the best way to reach a myriad of community-based organizations dedicated to strengthening the local community. Through associate fundraising and our dollar-for-dollar company match, SCI has contributed over $9 million to the United Way since 2014.

The funeral is just one part of the grieving process, and we are committed to supporting the families we serve before, during and after the service. The loss of a loved one and the accompanying grief can be extremely difficult, especially during a pandemic when we may be unable to gather to celebrate the life of a loved one.
We have partnered with Charles Nechtem Associates, Inc. to provide families with helpful benefits and resources, such as the 24-hour Compassion Helpline, which provides families with free confidential phone access to professionals trained in grief counseling for up to 13 months after the service.
We also offer the Dignity Memorial Guidance Series, a suite of grief materials featuring the insights of renowned grief experts, at no cost. This extensive collection of booklets, brochures, and online resources offers professional advice and compassionate guidance to help families understand and process the complex emotions of grief. Visit the Dignity Memorial digital grief library: https://www.dignitymemorial.com/support-friends-and-family/grief-library.

No Solicitors
STOP
No Visitors Allowed
THESE DOORS ARE
LOCKED AT 10:00
Please Ring Bell
For Assistance
STAY CLEAR
BE STRONG
BE BRAVE
BE KIND
BRING SNACKS
PLANTERS
Doritos

We believe in supporting causes that mean the most to our associates. That’s why, as part of our new SCI Foundation giving strategy, we also allocate funds annually to each Associate Resource Community (ARC) dedicated to helping them achieve their community outreach goals.
2021 Proxy Statement 5

PROXY STATEMENT SUMMARY
Social Matters: Risk Management
Identifying and Addressing Cybersecurity Risks
THE COMPANY'S INFORMATION SECURITY PROGRAM INCLUDES security awareness training, security operations, incident response, security governance, third party risk management, IT security risk management, security architecture and vulnerability management. The program also includes a Cybersecurity Governance Committee, which is a cross functional team of management and associates that oversee current cybersecurity developments, projects, and future initiatives.
Risk assessments are conducted when onboarding new services, including third party vendors, applications and other technology services, significant changes to IT or security architecture, and systems handling sensitive data.
Risks identified or reported are documented as part of our risk management process following an industry standard framework with a goal of remediation or mitigation. They are reported and reviewed by Senior Leadership for approval as required. Any exceptions identified are reviewed on a recurring basis and, if material, are reported to the Board. We are not aware of any known material breaches and none were reported to the Board in the past year.

The Board recognizes the threats presented by cybersecurity incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents to the Company.
✓ The Audit Committee oversees the Company's controls related to cybersecurity.
✓ The Nominating and Corporate Governance Committee oversees the risk assessment related to cybersecurity.

Environmental Matters
Our focus on environmental sustainability
WE RECOGNIZE THE IMPORTANCE OF ENVIRONMENTAL MATTERS and are using the Task Force on Climate-Related Financial Disclosure (TCFD) framework for guidance on future disclosures. We are currently exploring several opportunities regarding water consumption, energy conservation, and greenhouse gas emissions through the following initiatives:

Testing water monitoring technology and utilizing reclamation at select cemeteries	Installing and piloting bioresomation units at two crematories
Approved installation of solar panels at certain locations	Began converting electricity contracts to renewable sources in 2019
Testing electric vehicles for the development of a potential electric vehicle strategy within our fleet
We also offer green products, such as biodegradable urns and caskets, at most funeral service locations, and green burials at select cemetery locations. We are Green Burial Council Certified at Cedar Lawns Memorial Park in Washington and at our Neptune Memorial Reef, off the coast of Florida.
The Reef was designed by a marine biologist to attract and support certain marine life to build an underwater ecosystem. Located off the coast of Key Biscayne, not far from Miami, it’s permitted and certified by the Environmental Protection Agency, Florida Fish and Wildlife, Army Corps of Engineers, and the Department of Environmental Resources Management. This unique underwater final resting place accommodates individuals, families, and even pets. Please visit the website for further information: https://www.nmreef.com/.
6 Service Corporation International

PROXY STATEMENT SUMMARY
Corporate Governance Highlights
Adoption of Best Practices and Board Composition Changes
We have a history of thoughtful consideration of shareholder feedback and monitoring corporate governance best practices. The timeline below demonstrates our governance enhancements with respect to Board structure, shareholder rights, and executive compensation.We also remain continually focused on Board composition and committed to evaluating our disclosures to promote transparency.

Best Practices	Board Composition

•Created role of Lead Independent Director with enhanced authority to call special Board meetings and to preside over Board Meetings in the absence of the Chairman
•Refreshed proxy statement improving readability and enhancing disclosures, including skills and experiences of Directors, and improving disclosures for aligning pay and performance
•Appointed CEO Thomas Ryan as Chairman of the Board •Appointed Tony Coelho as Lead Independent Director
•Adjusted Director compensation in response to shareholder feedback
•The Board, in response to shareholder feedback, approved changes to the performance unit plan adding a normalized return on equity modifier to the total shareholder return metric and changing the award denomination to share units rather than cash beginning in 2018
•Shareholders may call special meetings
•Continued board recruitment process replacing Board member Dr. Malcolm Gillis, who passed away (October 2015) after serving on the Board for 11 years
•Board recommended and shareholders approved the de-classification of our Board of Directors
•Board recommended and shareholders approved elimination and reduction of certain supermajority voting requirements in our Articles of Incorporation and Bylaws
•We eliminated the Umbrella Plan within our executive incentive compensation plan due to certain changes in the Tax Act

•Added diverse perspectives and experience to our Board with the addition of Sara Martinez Tucker and Jakki Haussler to our Board
•To facilitate the recruitment of the next generation of Board leaders, R.L. Waltrip decided not to seek re-election after 56 years of meaningful contributions
•Long-time member, Dr. Ed Williams, passed away after faithfully serving on the Board for 27 years

•We enhanced our disclosures around Environmental, Social, and Governance (ESG)
•The Board made changes to the Company's Bylaws to permit the Chair of the Nominating and Corporate Governance Committee of the Board to preside over the Board meetings in the absence of the Board Chair and the Lead Director
•After 36 years of outstanding service on the Board of Directors, John Mecom decided to not seek another term as a Board member
•Updated the charter of the Nominating and Corporate Governance Committee of the Board reflecting its ESG oversight responsibilities
•Strengthened the non-financial modifier for the Annual Performance Based incentive plan by increasing the online customer satisfaction rating threshold to 4.25.
•Modified ROE threshold for the Performance Unit Plan

•Cliff Morris has decided to not seek another term as a Board member in 2022.
•Ellen Ochoa nominated to be the Compensation Committee Chair in 2021. Alan Buckwalter will transition off of the Compensation Committee in 2022.

Our best practices include:
•Majority voting standard in Director elections •Annual Board and Committee evaluation process •Board orientation and education program •No shareholder rights plan or “poison pill”
•Shareholders' (10%) ability to call special meetings
•Anti-hedging and anti-pledging policies applicable to all Directors and Officers
•Stock ownership and retention guidelines for Directors and Officers

2021 Proxy Statement 7

PROXY STATEMENT SUMMARY
Corporate Governance Highlights
Shareholder and Proxy Advisor Outreach
The Board continues to place a high priority on listening to and considering the views of our shareholders. We accomplish this through a robust outreach and engagement program. A comprehensive shareholder outreach program is an essential component of maintaining our strong corporate governance practices. We regularly communicate with a large portion of shareholders throughout the year. We also have a formal process of outreach to our top shareholders prior to our annual meeting to address highlights or changes to our corporate governance practices, including discussion of our executive compensation programs. In addition, certain of our directors have participated in direct shareholder engagement when requested and deemed appropriate. The results of these conversations are summarized and discussed with both the SCI Board and our management. As part of our normal procedures, we also engage with proxy advisors who represent the interests of certain shareholders. We continue to have open dialogue with Glass Lewis and Institutional Shareholder Services and use their constructive feedback to continuously enhance our disclosures.

We engaged with shareholders representing approximately
In early 2020, we engaged with shareholders representing approximately 55% of the Company’s common stock prior to our Annual Shareholder Meeting. Through our ongoing shareholder outreach efforts, we better understand the viewpoints of our shareholders as well as gain opportunities to communicate how our decisions align with our strategic goals.
Overall, investors’ sentiment was positive with respect to our enhanced ESG focus and disclosures, our corporate governance practices, and our executive compensation programs. While shareholders appreciated that Board tenure had been significantly reduced in recent years, they encouraged us to continue the progress we have made with Board recruitment as well as diversity. We have embarked on a search for a new director (to replace Cliff Morris who will not seek re-election in 2022), which will reduce Board tenure in 2023 to approximately 15 years with the appointment of a new replacement Director.
We received positive feedback with respect to our management of ESG matters, but were encouraged to continue our journey towards adopting a framework that would highlight key performance indicators. As mentioned in the ESG Oversight section of this Proxy, we have begun to refer to the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) as a guide for reporting relevant ESG matters. We are working to ensure that we measure what matters to our company and drive value for all of our stakeholders.

Priorities in Response to COVID-19 Pandemic
Given the timing of our formal outreach in April and May 2020, an area of particular focus during our engagements with investors was how the Company was managing the business successfully through the challenges created by COVID-19. Our priority throughout the year was to keep shareholders informed of how the pandemic was affecting our business and our people and how we were responding to various challenges.
COVID-19 Pandemic Response Process
Our pandemic-related decision-making and response evolved as the effects of the pandemic grew. In the initial stages, a COVID-19 Task Force (Task Force) was formed. The Task Force was chaired by Sumner J. Waring, III, Senior Vice-President and Chief Operations Officer and included associates from Operations, Human Resources, Health, Safety, and Environmental Compliance Services, Corporate Communications, Legal and Supply Chain Management. The goal of the Task Force was to facilitate an agile response to the pandemic and its impacts on our associates, customers, communities, and our business as a whole. The Task Force considered the best way to serve our client families, ensure safe working conditions, provide personal protective equipment for our associates, provide responsive and supportive human resources policies, and to bring peace of mind to our associates related to job security.
As the threat of pandemic-related effects grew in mid-March, the Office of the Chairman (OTC) began to meet each day to facilitate a timely decision-making and communication process to guide the Company through the COVID-19 crisis. The OTC continued to meet bi-weekly in June and has met weekly since July. During the height of the pandemic, the OTC considered and provided feedback to questions raised by field operations, the Task Force, and home office departments to ensure fast and appropriate responses were taken to address identified challenges. All Company officers met each Monday to keep communication constant and consistent. Although the OTC and Task Force provided guidance to field operations, local management, better understanding the needs of their associates, customers and communities, made final decisions about the best operating actions to take in response to COVID-19 related challenges. As the result of the process described above, the Company identified the priorities and facilitated the actions, which we have detailed in our COVID-19 response on the following pages.
8 Service Corporation International

PROXY STATEMENT SUMMARY
COVID-19 Pandemic Response

Associates, Customers, and Communities

SCI remains deeply committed to the health and well-being of our associates, our customers, and our communities. In order to maintain a safe environment for all, we implemented the following measures:
•Developed and adopted the Dignity Memorial Health & Safety Standards, a comprehensive, 32-page health and safety guide that complies with the highest standards provided by The Centers for Disease Control and Prevention (CDC). This guide outlines actions to be taken to reduce the risk of exposure and further spread of COVID-19 including:
•Engaging suppliers from around the globe to ensure that our frontline associates had adequate stock of personal protective equipment (PPE).
•Adding a Wellness Champion at businesses to assist in ensuring compliance with state and local guidelines, maintaining an adequate supply of cleaning materials and personal protective equipment (PPE), enforcing social distancing practices, and implementing a rigorous sanitizing schedule.
•Providing and mandating the use of masks for all associates and guests.
•Providing hand-sanitizing stations in areas where families and guests gather.
•Maintaining social distancing in chapels and lobbies, and redirecting guests to separate entrances and exits to minimize the number of people in the facility.
•Sanitizing arrangement conference rooms, chapels and chairs between each arrangement and service.
•Placing signage throughout funeral homes and cemeteries to remind guests of handwashing, mask requirement, and social distancing standards.
•Sharing resources with associates so that they stay informed and understand the impacts of COVID-19 on their personal and professional lives.
•Adhering to the limitations on gathering restrictions as mandated by respective local jurisdictions.
•Developed and adopted modified operations procedures and practices based on guidance provided by the CDC including protocols on decedent care and handling personal effects.

Associates

The health and safety of SCI associates remains a top priority. Because of this, the Company has provided expanded benefits and implemented additional measures including:
•Providing paid time off to associates who test positive for COVID-19 or need to care for a loved one or family member with COVID-19.
•Encouraging home office and certain field administrative associates to work remotely, if possible.
•Avoiding Company layoffs, mandatory furloughs or reductions in workforce as a result of the impact of COVID-19.
•Ensuring non-executive associates did not have to take a pay cut.
•Ensuring associates not only maintained their benefits, but also received their annual merit increases and promotions.
•Awarding over $10 million in “hero bonuses” and other bonuses to associates in recognition of their courageous efforts and dedication to continue serving families.
•Communicating the Company’s Employee Assistance Program (EAP), which provides associates with 24/7 access to a licensed counselor at no cost.
•Limiting and rescheduling non-essential business travel.
•Sending hundreds of associate volunteers from across the Company to assist colleagues in serving families and communities in impacted areas of the country, including New York City, New Jersey, Miami, Phoenix, Southern California, Houston, Denver, Seattle, Dallas, Fort Worth and El Paso.
•Working with the International Cemetery, Cremation & Funeral Association (ICCFA) to successfully lobby the National Academies of Sciences, Engineering, and Medicine (NASEM) to help ensure funeral industry professionals are classified as healthcare personnel so that our frontline associates have priority to receive the COVID-19 vaccine.

2021 Proxy Statement 9

PROXY STATEMENT SUMMARY

Customers

Since the onset of the COVID-19 pandemic in North America, SCI associates implemented creative solutions to continue serving families with care and compassion. Some of these actions include:
•Investing in technology to provide complimentary livestreaming of services, which has allowed family and friends to attend virtual services to express their condolences.
•Offering families the option of a Celebration of Remembrance at a later date, which allows family and friends to gather in celebrating the life of their loved one on a special date - such as a birthday or anniversary.
•Instituting payment options to help customers weather the financial impacts of COVID-19.
•Providing virtual arrangements and cemetery property tours for clients who prefer to avoid an in-person meeting.
•Developing on-demand preneed seminar presentations for customers to view from the comfort of their own homes.
•Developing and adopting guidelines for virtual witnessed cremations, allowing families to be present with their loved ones utilizing technology in lieu of in-person viewing.
•Extending visitation and service hours to allow family and friends to come in limited groups to pay their respects to the family. After each group departs, our teams disinfect public areas before allowing the next group of visitors to enter and participate in the visitation.
•Offering drive-through visitation services at the funeral home or church so loved ones can offer condolences from their car.
•Using radio transmitters to allow guests to attend a graveside service without leaving their car.
•Organizing processions through neighborhoods so family and friends can socially distance and line the street to celebrate the life of their loved one.
•Providing mobile refrigeration units to areas most impacted by COVID-19 to ensure decedents entrusted into the company’s care are treated with dignity and respect.
•Developing content for Dignity Memorial websites in June 2020 to help families navigate through the restrictions imposed due to COVID-19:
•Our Health & Safety Standards
•10 Things to Think About for a Funeral Service After COVID Lockdown
•How to Have a Traditional Funeral Months Later
•How to Remember a Loved One at a Funeral After COVID-19
•Funeral Etiquette for Livestreamed Funerals
•An online guide was added to our websites to assist families with arranging remote meetings.
•Implementing new catering standards that meet or exceed health standards, including requiring the use of masks and gloves by all servers, providing hand sanitizing stations in reception rooms and offering pre-packaged and home delivery options, and smaller guest size menus to promote social distancing and food safety.

Communities

SCI responded to the needs of communities we serve in multiple ways, including:
•Funding a $6 million contribution to the SCI Foundation for future community giving efforts.
•Making charitable contributions to food banks in various communities most impacted by COVID-19 and hosting collection drives at funeral home locations across the Company to support local food pantry programs and homeless shelters.
•Contributing to the Veterans of Foreign Wars Foundation’s (VFW’s) Unmet Needs program, which provided qualifying military and veteran families impacted by the effects of COVID-19 with financial assistance for basic needs, including groceries, medical bills, and electric bills.
•Supporting small businesses, such as local catering partners and restaurants.
•Supporting our associates in their volunteer efforts across the country.

10 Service Corporation International

PROXY STATEMENT SUMMARY

✓	Proposal 2
The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm of the Company.

Auditor Selection
Why we believe you should vote "FOR" PwC as our independent auditors:

PwC Engagement:
•    PwC has extensive knowledge of our unique industry and has demonstrated its capability and expertise as an Independent Registered Public Accounting Firm

•    PwC maintains independence and objectivity through five year audit partner engagement rotations, strong internal control procedures, and regulatory oversight from PCAOB and SEC in addition to industry peer-reviewed audits

•    Our Audit Committee and PwC regularly meet to discuss audit matters and provide updates outside the presence of management

•    Our Audit Committee reviews SCI's engagement letter and approves PwC's annual audit and non-audit fees

•    Approximately 96% of the fees incurred are audit-related

Year-Over-Year Comparison of Our Audit to Non-Audit Fees

$7.0 million
4%
$0.3 million
96%
$6.7 million
2020
$7.1 million
4%
$0.3 million
96%
$6.8 million
2019
Other Fees
Audit and Related Fees

For more information in regard to the audit and non-audit fees, please see section titled "Audit Fees and All Other Fees" under Audit Committee Matters on page 31.

2021 Proxy Statement 11

PROXY STATEMENT SUMMARY

✓	Proposal 3
The Board of Directors recommends a vote “FOR” advisory approval of the resolution regarding compensation of our Named Executive Officers (as set forth in this Proxy Statement).

2020 Named Executive Officers' Compensation
Over the past several years, the Compensation Committee in conjunction with management has worked to improve the alignment of our compensation programs with the interests of our shareholders. In 2020, over 80% of our CEO’s compensation and almost 70% of the compensation of our other Named Executive Officers' (NEOs) was performance-based.

% of 2020 Compensation for CEO and NEOs		Description	Highlights and Recent Changes
Annual Base Salary		•Fixed cash •Established based on a competitive range of benchmark pay levels	•No 2020 increases •No 2019 increases •Updated Peer Comparator Group for benchmark studies

CEO	Other NEOs

Annual Performance-Based Incentive Compensation
•    Performance-based cash
•    Tied to the attainment of performance measures:
•    Normalized EPS
•    Normalized Free Cash Flow per Share
•    Comparable Preneed Production
•    Established based on a competitive range of benchmark pay levels

• 138.4% payout percentage for 2020 performance • 2020 plan introduces a stricter non-financial modifier, which is tied to customer satisfaction ratings

CEO	Other NEOs

Long-Term Incentive Compensation		(1/3) Stock Options • Vest at a rate of 1/3 per year

(1/3) Restricted Stock: • Vest at a rate of 1/3 per year

(1/3) Performance-Based Units (“PUP”):
•    Tied to measurement of three-year total shareholder return (“TSR”) relative to a peer group of public companies (see Annex C) that is governed by a normalized return on equity (ROE) benchmark floor

•    140% payout percentage for 2018-2020 performance cycle.
•Beginning in 2018, we added a normalized return on equity modifier for long-term incentive compensation
•    Units are now denominated in shares instead of dollars

CEO	Other NEOs
• Long-term incentive compensation is established based on a competitive range of benchmark pay levels

Other Compensation		Retirement Plans: • Executive Deferred Compensation Plan • 401(k) Plan

Perquisites and Personal Benefits: • Reasonable benefits established based on benchmark pay levels
CEO	Other NEOs
12 Service Corporation International

PROXY STATEMENT SUMMARY
Pay for Performance Alignment
A significant portion of the compensation of our Named Executive Officers is directly linked to the Company’s performance, as demonstrated in the historical payouts related to our annual and long-term incentive plans. Below is a graph aligning CEO pay and performance, using the five-year total shareholder return.

(1) A change in the denomination of the performance unit plan created a temporary distortion in the disclosure of 2018 and 2019 total compensation by "doubling up" previous performance plan grants, which were disclosed when paid, with the initial inclusion of 2018 and 2019 performance plan grant value. For more information, please see page 42.

The Compensation Committee followed a thorough framework to evaluate the impact of the COVID-19 pandemic on executive compensation. The Committee considered the impacts of COVID-19 to the Company’s performance against targets. The Committee also reviewed the actions of senior management as it related to all stakeholders during the COVID-19 crisis, which are summarized on page 35 in the Compensation Discussion and Analysis (the Company's full COVID-19 pandemic response can be found in the Proxy Summary Statement beginning on page 9). Upon the completion of the evaluation, the Committee approved the annual incentive payment finding that the value provided to all stakeholders through the timeliness, effectiveness, and communication of decision making by senior management displayed during the pandemic supported the 138.4% annual incentive payout. The annual incentive payout was earned based on unmodified incentive compensation targets originally approved by the Committee in February 2020.

2021 Proxy Statement 13

Proposal 1: Election of Directors
Set forth below are profiles for each of the ten candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election by shareholders at this year’s Annual Meeting each with one-year terms expiring in 2022. Directors are elected by a majority of votes cast.

✓	The Board of Directors recommends that Shareholders vote “FOR” the following nominees.

Director Nominees

COMMITTEES: Compensation, Executive, Investment SKILLS AND QUALIFICATIONS:	Alan R. Buckwalter Independent Director Since: 2003 Age: 74
Occupation Former Chairman and CEO, Chase Bank of Texas

Prior Business Experience
•Chairman, J.P. Morgan Chase Bank, South Region (1995-2003)
•President of Texas Commerce Bank (1990-1995)
•Held various positions at Chemical Bank in corporate division (1970-1990)

Other Positions •Board member, Texas Medical Center •Chairman Emeritus and Board member, Central Houston, Inc.

Past Public Company Boards •Freeport-McMoRan, Inc. (2013-2015) •Plains Exploration and Production (2003-2013); subsequently acquired by Freeport-McMoRan, Inc.

Other Prior Positions •Board of Directors, Federal Reserve Bank of Dallas (Houston Branch)

Education •Fairleigh Dickinson University

Director Summary: Alan Buckwalter’s extensive corporate finance and banking experience provides the Board with valuable financial and investment management insights. He is an insightful resource for relevant strategy and risk management gained from his many years in senior executive roles. His tenure with the Board has allowed him to develop a robust understanding of our unique industry. Furthermore, he possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies.

14 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

COMMITTEES: Compensation, Executive, Nominating and Corporate Governance SKILLS AND QUALIFICATIONS:	Anthony L. Coelho Lead Independent Director Since: 1991 Age: 78
Occupation •Former Majority Whip of the U.S. House of Representatives •Independent business and political consultant

Prior Political Experience
•Chairman of the President’s Committee on Employment of People with Disabilities (1994-2001)
•General Chairman of Al Gore’s Presidential campaign (1999-2000)
•Majority Whip (1987-1989)
•Member of U.S. House of Representatives (1978-1989); original sponsor/author of the Americans With Disabilities Act

Prior Business Experience •President/CEO of Wertheim Schroder Financial Services, grew $800 million firm to $4.5 billion over 6 years (1990-1995)

Current Public Company Boards •Board Chairman, Esquire Financial Holdings, Inc. •AudioEye, Inc.

Select Past Public Company Boards •Chairman, Cyberonics •Chairman, Circus Circus Enterprises (now MGM Mirage) •Chairman, ICF Kaiser International, Inc. •Warren Resources, Inc.

Other Positions •Former Chairman and current Board member of the Epilepsy Foundation

Education •Loyola University Los Angeles

Director Summary: Tony Coelho's successful role as President and CEO of a multi-billion financial services company provides the Board with financial, investing, and senior leadership expertise. His political experience and expertise provide unique insights into government, public policy matters, and regulatory issues. Additionally, he has significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies, which is invaluable to SCI in his role as Lead Independent Director.

2021 Proxy Statement 15

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

COMMITTEES: Audit, Investment SKILLS AND QUALIFICATIONS:	Jakki L. Haussler Independent Director Since: 2018 Age: 63

Occupation
Founder and Chairwoman of the Board, Opus Capital Management (since 1996), an independent registered investment advisor, providing investment solutions to institutions and high-net worth individuals

Prior Business Experience
•CEO Opus Capital Management (1996-2019)
•Managing Director, Capvest Venture Fund, LP (2000-2011) a private equity fund for growth and expansion stage companies
•Partner, Adena Ventures, LP (1999-2010) a private equity fund targeting underserved markets

Current Public Board Positions •Cincinnati Bell Inc. •Morgan Stanley Funds

Other Positions
•Member, Board of Directors, The Victory Funds
•Member, Board of Directors, Best Transport
•Member/Founder, Chase College of Law, Transaction Law Practice Center
•Board of Visitors, Chase College of Law
•Member, Northern Kentucky University Foundation Investment Committee

Education •University of Cincinnati •Salmon P. Chase College of Law, Northern Kentucky University

Director Summary: Jakki Haussler has expertise in finance, portfolio management, and senior leadership experience as founder and Chairwoman of Opus Capital Management. Her expertise and experience provides background in investments and equity funds. Her experience as Partner in Adena Ventures provides insight into business development and M&A activity. Her other board positions have given her exposure to different industries and varying approaches to governance and issue resolution.

COMMITTEES: Audit (Chair), Executive, Nominating and Corporate Governance SKILLS AND QUALIFICATIONS:	Victor L. Lund Independent Director Since: 2000 Age: 73
Occupation Former President, CEO, and Executive Chairman of the Board, Teradata Corporation

Prior Business Experience
•Executive Chairman (2019-2020) & President and CEO (2016-2018), Interim CEO (2019-2020), Teradata Corporation
•Chairman, DemandTec, a software company (2006-2012)
•Chairman, Mariner Healthcare, Inc. (2002-2004)
•Vice Chairman, Albertsons, Inc. (1999-2002)
•22-year career with American Stores Company in various positions including Chairman, CEO, CFO and Corporate Controller (1977-1999)
•Audit CPA, Ernst & Ernst (1972-1977)

	Past Public Company Boards •Teradata Corporation •DemandTec •Delta Airlines •Del Monte Foods, Inc.	•Mariner Healthcare, Inc. •Albertsons, Inc. •American Stores Company •NCR Corporation

Education •The University of Utah •MBA The University of Utah

Director Summary: Victor Lund's years of senior executive experience and leadership such as his former position of CEO and Executive Chairman of Teradata provide the Board with invaluable experience in technology and technological processes. As a former auditor who also worked in various corporate finance positions, he possesses an extensive understanding of financial reporting and auditing practices. Furthermore, his service on other boards provide SCI with valuable corporate governance expertise, which is of particular benefit to SCI in his role as Audit Committee Chair.

16 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

COMMITTEES: Audit, Nominating and Corporate Governance SKILLS AND QUALIFICATIONS:	Clifton H. Morris, Jr. Independent Director Since: 1990 Age: 85
Occupation Chairman and CEO of JBC Funding, a corporate lending and investment firm

Prior Business Experience
•Founder and Chairman, AmeriCredit Corp., financing of automotive vehicles (1988-2010; now GM Financial)
•CFO, Cash America International (1984-1988)
•VP of Treasury and other financial positions at SCI (1966-1971)

Other Positions •CPA, 59 years •Lifetime member of the Texas Society of Certified Public Accountants •Honorary member of the American Institute of Certified Public Accountants

Past Public Company Boards •AmeriCredit Corp. •Cash America International

Education •The University of Texas at Austin

Director Summary: Cliff Morris' background in finance and senior leadership experience is evidenced through his position as founder and Chairman of AmeriCredit Corp. As a CPA with 59 years of experience, he possesses extensive insight into finance, accounting, and auditing standards and practice. As a former executive of SCI and a long-term Board member, he has unique insight and knowledge of the funeral and cemetery industry. Further, he possesses significant corporate governance knowledge developed by past service on other boards of other publicly traded companies.

COMMITTEES: Compensation (Chair-elect), Investment SKILLS AND QUALIFICATIONS:	Ellen Ochoa Independent Director Since: 2015 Age: 62
Occupation Former Director of NASA and Independent Director and Speaker

Prior Business Experience
•Director of NASA Johnson Space Center (2013-2018); Astronaut at NASA Johnson Space Center (1990-2012), first Hispanic female astronaut with nearly 1,000 hours in space
•Branch Chief and Research Engineer, NASA Ames Research Center
•Researcher, Sandia National Laboratories (1985-1988)

Other Positions
•Chair Board Governance, National Science Board (Special Government Employee)
•Member, National Academy of Engineering
•Member, Board of Directors, Mutual of America
•Member, Board of Directors, Gordon and Betty Moore Foundation
•Fellow, American Institute of Aeronautics and Astronautics
•Fellow, American Association for the Advancement of Science
•Director Emerita (former Vice Chair) Manned Space Flight Education Foundation

Former Positions
•Former Chair, Nomination Evaluation Committee, National Medal of Technology & Innovation
•Former Member, Board of Directors, Federal Reserve Bank of Dallas
•Former Member Board of Trustees, Stanford University

Education •San Diego State University •MS, PhD (Electrical Engineering), Stanford University

Director Summary: Ellen Ochoa's background with NASA and other governmental entities provides the Board with extensive technology and government/regulatory experience and insight. The senior leadership experience gained through her role as Director of NASA’s Johnson Space Center provides the Board with strategic planning, management of large projects, personnel development, and capital allocation expertise. Her many other positions include oversight activities such as financial stewardship and organizational governance. This experience along with her tenure on the Compensation committee since her election in 2015, will be instrumental in her new role as the Chair of the Compensation Committee in 2021.

2021 Proxy Statement 17

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

COMMITTEES: Executive (Chair) SKILLS AND QUALIFICATIONS:	Thomas L. Ryan Non-Independent Director Since: 2004 Age: 55
Occupation President (since 2002), Chairman (since 2016), and CEO (since 2005) of SCI

Prior Business Experience •CEO European Operations, SCI (2000-2002) •Variety of financial management roles, SCI (1996-2000)

Current Public Board Positions •Weingarten Realty Investors

Other Positions
•Board member, University of Texas McCombs Business School Advisory Council
•Former Chairman and Member of the Board of Trustees, United Way of Greater Houston
•Former Board member, Genesys Works

Past Public Company Boards •Texas Industries •Chesapeake Energy

Education •The University of Texas at Austin

Director Summary: Tom Ryan's current 25-year career with SCI has instilled a deep understanding of our industry and strategic insights as well as strong leadership skills. He has demonstrated operational execution to long-term strategic direction, including leadership of significant acquisitions and capital allocation decision-making, as well as risk management. His service with other publicly traded company boards has given him valuable insight into corporate governance and diverse approaches to key issues.

COMMITTEES: Audit, Nominating and Corporate Governance SKILLS AND QUALIFICATIONS:	Sara Martinez Tucker Independent Director Since: 2018 Age: 65
Occupation Former Chief Executive Officer, National Math + Science Initiative, a non-profit organization to improve student performance in STEM (Science, Technology, Engineering, and Math) subjects

Prior Business Experience •Vice President, AT&T (1997-2006)

Current Public Company Boards •American Electric Power

Other Positions •Fellow, University of Notre Dame’s Board of Trustees •Board member, Nationwide Mutual Insurance Company

Past Public Company Boards •Xerox Corporation •Sprint Corporation

Past Other Positions •Former Chair, University of Texas System Board of Regents •Former Under Secretary of Education in the U.S. Department of Education

Education •The University of Texas at Austin •MBA, McCombs School of Business, The University of Texas at Austin

Director Summary: Sara Martinez Tucker has extensive knowledge and experience gained through her various executive leadership roles. Her most recent executive experience and her role as the chair of a board business and technology committee provides the Board with invaluable experience and expertise in technology. She also provides strong leadership and executive experience through her previous role as Vice President with AT&T. Her background serving as the Department of Education’s undersecretary has given her specific insight into governmental processes and human capital management as well as exposure to a variety of regulatory issues. Further, she possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies.

18 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

COMMITTEES: Investment (Chair) SKILLS AND QUALIFICATIONS:	W. Blair Waltrip Non-Independent Director Since: 1986 Age: 66
Occupation Independent Consultant, Family and Trust Investments, and Former Senior Executive of SCI

Prior Business Experience
•Various positions at SCI including VP of Corporate Development, SVP of Funeral Operations, EVP of SCI’s real estate division, Chairman and CEO of SCI Canada, and EVP of SCI (1977-2000)

Other Positions •Treasurer, National Museum of Funeral History •Active real estate broker

Past Public Company Boards •Sanders Morris Harris Group, Inc. (Edelman Financial)

Education •Sam Houston State University

Director Summary: Blair Waltrip's experience includes various corporate finance roles at SCI, demonstrating a solid understanding of mergers and acquisitions, real estate, and investment management. His tenure as EVP/COO at SCI has allowed him to develop a robust understanding of our unique industry. Further, he possesses corporate governance knowledge developed by past service on the board of another publicly traded company.

COMMITTEES: Compensation, Executive, Nominating and Corporate Governance (Chair) SKILLS AND QUALIFICATIONS:	Marcus A. Watts Independent Director Since: 2012 Age: 62
Occupation President, The Friedkin Group (since 2011), which includes a variety of branded automotive, hospitality, and entertainment companies

Prior Business Experience •Vice Chairman and Managing Partner-Houston, Locke Lord LLP (1984-2010) with a focus on corporate and securities law, governance, and related matters

Current Public Company Boards •Cabot Oil & Gas

Current Other Board Positions •Board member, Highland Resources, Inc. (private real estate company)

Past Other Board Positions
•Former Chairman, Greater Houston Partnership
•Former Chairman, Board of Trustees, United Way of Greater Houston
•Former Board Chair, Federal Reserve Bank of Dallas (Houston Branch)

Past Public Company Boards •Complete Production Services, Inc. (2007-2012), acquired by Superior Energy Services •Cornell Companies (2001-2005)

Education •Texas A&M University •Harvard Law School

Director Summary: Marcus Watts’ executive role as President of The Friedkin Group provides the Board with senior leadership expertise and experience from oversight of various branded business interests. His previous role as Vice Chairman and Managing Partner-Houston of Locke Lord LLP, provides the Board with extensive regulatory and government experience. Additionally, he possesses significant marketing, brand management, and corporate governance knowledge developed by current and past service on the boards of other private and publicly traded companies.

2021 Proxy Statement 19

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL
Consideration of Director Nominees
The Nominating and Corporate Governance Committee understands the Board member recruitment process is critical to providing strategic perspective while also bringing specific experience and expertise to a broad range of issues. A diverse Board, with members who embrace inclusive behaviors, provides keen insights and creates a decision-making environment that is more likely to take into account the various risks, consequences, and implications of potential solutions.
In discharging its responsibilities, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. In the past, the Committee has also retained a third-party executive search firm to identify candidates.
The Committee considers many factors when evaluating a potential candidate including the current composition of the Board, the balance of independent Directors, the diversity of its Directors, and the need for particular areas of expertise. The Committee considers how a candidate's personal factors such as gender, ethnicity and age, professional characteristics such as education, areas of expertise and professional experience, and core competencies align with the corporate strategy of SCI and the needs of the Board as a whole. Currently the collective competencies include:

•Accounting and finance
•Industry knowledge
•Strategic insight
•Human capital and/or risk management

•Understanding and fostering leadership
•Business judgment and executive/senior management expertise
•Diverse experiences and backgrounds
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will consider the available information concerning the nominee, including the Committee’s own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines include personal characteristics and collective core competencies.
The personal characteristics sought in prospective candidates include the following:
•Integrity, character, and accountability
•Ability to provide wise and thoughtful counsel on a broad range of issues
•Financial literacy and ability to read and understand financial statements and other indices of financial performance
•Ability to work effectively with mature confidence as part of a team
•Ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities
•Commitment to prepare for and attend meetings and to be accessible to management and other Directors
After completing this evaluation process, the Committee makes nomination recommendations to the full Board. The Board determines the nominees after considering the recommendation and report of the Committee.
A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the shareholder considers appropriate. To be considered at the next annual shareholder meeting, the written recommendation from a shareholder must be delivered to, or mailed and received at, our principal executive offices no earlier than January 12, 2022 and no later than February 1, 2022. However, if an annual meeting occurs thirty days or more before or sixty days or more after the anticipated annual May shareholder meeting, notice by the shareholder must be so delivered, or mailed and received, no later than the close of business on the 10th day following the day on which the date of such annual meeting was first publicly disclosed.
Director Qualifications, Skills, and Experience
The Nominating and Corporate Governance Committee of the Board of Directors requires that certain general qualifications are met in order to serve on the Board. The Board believes that each of the nominees presented possess these general qualifications. In addition to the general qualifications, there are other unique qualifications important to serve on our Board, which are outlined in the table below. The mix of general and unique qualifications combined with each nominee's background, experience, and expertise allows us to have an effectively functioning Board that is well-equipped in its oversight capacity as stewards of the Company.
20 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL
The following table describes the specific qualifications of our Board and desired skills and experience:

Element	Qualification	Description
	Financial	SCI uses a broad set of financial metrics to measure its performance. Accurate financial reporting and robust auditing are critical to our success. We expect all of our Directors to have an understanding of finance, financial reporting processes, and internal controls.
	Government/Regulatory	We operate in a heavily regulated industry. Directors with backgrounds in law or in government positions provide experience and insights that assist us in legal and regulatory compliance matters and in working constructively with governmental and regulatory organizations.
	Human Capital Management	SCI has a large workforce, which is an important asset and key resource for the Company. Therefore, we seek individuals with experience in employee development, recruitment of key talent/personnel, succession planning, and overseeing Company culture.
	Industry	The funeral and cemetery industry is unique. Directors with prior industry experience can help shape and develop all aspects of the Company’s strategy.
Investments/Financial Services
Knowledge of financial markets, investment activities, and trust and insurance operations assists our Directors in understanding, advising on, and overseeing our investment strategies. Our current trust investments include $7.2 billion in preneed funeral and cemetery trusts and related receivables that are part of our $12.7 billion backlog of future revenue.

	Marketing/Brand Management	We employ a multi-brand strategy and also rely heavily on marketing our products and services on a preneed basis. Directors with marketing experience and/or brand management experience provide expertise and guidance as we seek to expand brand awareness, enhance our reputation, and increase preneed sales.
Real Estate/Business Development/Mergers and Acquisitions (M&A)
We own a significant amount of real estate. Directors with experience in real estate provide insight into our tiered product/pricing strategy for our cemeteries as well as advice on best uses of our real estate. We seek to grow through acquisitions and development of new business operations. Directors with backgrounds in business development and M&A provide insight into developing and implementing strategies for growing our business.

	Risk Management	As a large corporation, we must effectively manage our enterprise risks to ensure long-term value. We seek Directors with experience in assessing and managing financial, operational, social, and other risks significant to the Company.
	Technology or e-Commerce	Directors with education or experience in relevant technology are useful for understanding our efforts to enhance the customer experience as well as improve our internal processes and operations.

Although the members of our Board each embody a broad range of backgrounds, experience and expertise, the table below is intended to highlight only the top five qualifications for each Board member. These same icons are also referenced in the Director's profiles as set forth in Proposal 1: Election of Directors.

	Coelho*	Buckwalter	Haussler	Lund	Morris	Ochoa	Ryan	Tucker	W.B. Waltrip	Watts
Financial
Government/Regulatory
Human Capital Management
Industry
Investments/ Financial Services
Marketing/ Brand Management
Real Estate/Business Development/M&A
Risk Management
Technology or e-Commerce
* Lead Independent Director
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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL
Director Independence
The Board conducts an annual review and affirmatively determined 8 of the current 10 Directors are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines.
Tom Ryan is considered non-independent because of his employment as a senior executive of the Company. Blair Waltrip is considered a non-independent Director because he is the son of the Founder and Chairman Emeritus, R.L. Waltrip.
Director Compensation
Our Corporate Governance Guidelines provide for compensation for our non-employee Directors’ services. Tom Ryan, who is also a paid executive Officer of the Company, does not receive additional compensation for serving on the Board. Annual compensation for our non-employee Directors includes cash and stock-based equity compensation.
Maintaining a market-based compensation program for our non-employee Directors enables the Company to attract and retain qualified members to serve on the Board. With the assistance of Meridian Compensation Partners, LLC (“Meridian”), the Nominating and Corporate Governance Committee periodically reviews our non-employee Director compensation levels and practices and compares them to that of comparable companies to ensure they are aligned with market practices (see the “Peer Comparator Group” - see Annex B). Specifically, comparisons are made to the companies included in the Peer Comparator Group used for benchmarking the compensation of our executives, as well as to data presented in the annual NACD Director Compensation Report.
Components of Board Compensation:
•The annual Board cash retainer is $90,000 (2020 fees were reduced to $87,750 in response to COVID-19).
•Additional cash retainers for leadership positions on the Board are as follows:
•Lead Independent Director - $30,000
•Audit Committee Chair - $25,000
•Compensation Committee Chair - $20,000
•Investment Committee Chair - $15,000
•Nominating and Corporate Governance Committee (NCGC) Chair - $15,000
•Annual stock grants are based on a target value of $180,000 per Director.
The Compensation Committee believes our total Director compensation package is competitive with market practices and is fair and appropriate in light of the responsibilities and obligations of our non-employee Directors. The following table sets forth non-employee Director compensation for 2020, which was approved by the Nominating and Corporate Governance Committee.
2020 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	Total
Alan R. Buckwalter, Compensation Committee Chair	$107,750	$180,003	$—	$287,753
Anthony L. Coelho, Lead Independent Director	117,750	180,003	9,401	307,154
Jakki L. Haussler	87,750	180,003	—	267,753
Victor L. Lund, Audit Committee Chair	112,750	180,003	—	292,753
Clifton H. Morris, Jr.	87,750	180,003	9,401	277,154
Ellen Ochoa(3)	87,750	180,003	—	267,753
Sara Martinez Tucker	87,750	180,003	—	267,753
W. Blair Waltrip, Investment Committee Chair	102,750	180,003	—	282,753
Marcus A. Watts, NCGC Committee Chair	102,750	180,003	—	282,753
(1) Amounts in the Stock Awards column represent the annual stock grants based on a target value of $180,000 per Director.
(2) Amounts in this column include any increases in the actuarial present value of benefits as discussed under “Directors’ Retirement Plan” below. During the year ended December 31, 2020, both Tony Coelho's and Cliff Morris' pension values increased $9,401.
(3) If elected, Ellen Ochoa will become the Compensation Committee Chair effective May 2021.
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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL
Directors’ Retirement Plan
Effective January 1, 2001, the Non-Employee Directors’ Retirement Plan was amended so that only years of service prior to 2001 are considered for vesting purposes. Non-employee Directors who served on the Board prior to that time and were participants in the plan are entitled to receive annual retirement benefits of up to $42,500 per year for ten years, subject to a vesting schedule, based on their years of Board service. Retirement benefits vested in 25% increments at the end of five, eight, eleven, and fifteen years of credited service, except that the benefits vest completely in the event of death while the participant is still a member of the Board or in the event of a change of control of SCI (as defined in the plan). Any increases in the actuarial present value of benefits under the plan are reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table above.
Director Ownership of SCI Stock
Stock ownership has a critical role in aligning the interests of Directors with those of our shareholders. The Company's Corporate Governance Guidelines contain a policy to encourage the Directors to own SCI stock. Under the guidelines each Director is required to hold SCI common stock with a fair market value of at least $500,000 within five years of the Director’s initial election to the Board. Measurement of stock ownership against the guidelines will be calculated once a year based on the valuation of the shares held at year-end utilizing the closing price of SCI common stock on the last trading day of the previous year ($49.10 per share at December 31, 2020 or a minimum shareholding of 10,184 shares for 2021). The following graphic presents the current holdings for our Directors as of March 15, 2021. Further details are provided in the tables of Director and Officer shareholdings listed under “Voting Securities and Principal Holders”.

SCI Common Shares Beneficially Owned

Board Structure and Operations
Leadership Structure
Over the past several years, there have been significant changes in our leadership and Board of Directors. In 2016, the Board appointed the current CEO, Tom Ryan, as Chairman as this structure allows the Chief Executive Officer to effectively and efficiently guide the Board utilizing the insight and perspective he has gained by leading the Company. In addition, our Chief Executive Officer has the necessary experience, commitment, and support of the other Board members to carry out the role of Chairman effectively. His in-depth knowledge of our Company, our growth, and historical development, coupled with his extensive industry expertise and significant leadership experience, make him particularly qualified to lead discussions at the Board level on important matters affecting the Company.
Simultaneously in 2016, the Board appointed Tony Coelho as Lead Independent Director in a newly created role. In 2018, we strengthened our Lead Independent Director's responsibilities by making revisions to the Company's Bylaws to permit the Lead Independent Director to call a special meeting of the Board and preside over Board meetings in the absence of the Board Chair (please see the following page for the list of key duties and responsibilities of Lead Independent Director).
During 2018, we elected two new Directors to the Board, Jakki L. Haussler and Sara Martinez Tucker, which improved ethnic and gender diversity of our Board members to 30%. In 2019, after 36 outstanding years of service on the Board, John Mecom decided he would not seek another term as a member of the Board.
Currently, our Board is includes ten members, 80% of which are independent and 90% of the Board members are non-management. Our Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of Independent Directors. If elected, Ellen Ochoa will serve as the Compensation Committee Chair effective May 2021, and this upcoming 2021 Board term will be Alan Buckwalter's final term serving as a member of the Compensation Committee. In 2021
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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL
Cliff Morris, after 31 years of faithful and committed service with the Board, decided he would not seek another term as a member of the Board effective May 2022.
Our Board believes shareholders have continued to benefit from Tom Ryan’s strategic and operational insights and strong leadership skills. Our performance under the current leadership structure has been strong, strengthening our Company's position as the leader in the deathcare industry.
Lead Independent Director

Anthony L. Coelho

Key Duties and Responsibilities of Lead Independent Director
•    Preside over all independent director executive sessions held on a regular basis
•    Serve as liaison to the Chairman of the Board
•    Engage in performance evaluation of Directors and CEO
•    Interview Director candidates
•    Communicate with shareholders as needed
•    Consult with committee chairpersons
•    Authorized to call a special meeting of the Directors
•    Work with the Chairman on Board agenda, information, and meeting schedules

Lead Independent Director

The Lead Independent Director's role is critical to ensure the Board is able to carry out its responsibilities effectively and independently of management. Based on shareholder feedback, we strengthened the responsibilities of the Lead Independent Director through provisions to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Chairman of the Board.
The authority and responsibilities of the Lead Independent Director include, but are not limited to, the following:
•Call meetings of the Board. The Lead Independent Director is authorized to call meetings of the Board, upon proper notice given to the members in accordance with the Bylaws.
•Preside over executive sessions. The Lead Independent Director presides at any meetings of the Board at which the Chair is not present, including all meetings and executive sessions of the independent Directors.
•Serve as liaison to the Chair. The Lead Independent Director serves as the principal liaison between the independent Directors and the Chair. The Lead Independent Director is available to discuss any concerns the other independent Directors may have and to relay those concerns to the Chairman of the Board.
•Board information, agendas, and meeting schedules. The Lead Independent Director consults with the Chair regarding the information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information and consults with the Chair on the scheduling of Board meetings and setting their agendas.
•Engage in performance evaluation of Directors and CEO. The Lead Independent Director works with the Nominating and Corporate Governance Committee in the process of evaluating the performance of the CEO and the Directors, including delivering evaluation feedback to them.
•Interview Director candidates. The Lead Independent Director interviews Director candidates along with the Nominating and Corporate Governance Committee.
•Communicate with shareholders. As requested and deemed appropriate, the Lead Independent Director is available for consultation and direct communication with shareholders and other stakeholders.
•Serve as the Board Chair on an interim basis. The Lead Independent Director will serve as the Chair on an interim basis in the event of the death or disability of the Chair or if circumstances arise in which the Chair may have an actual or perceived conflict of interest.
•Perform other duties as requested. The Lead Independent Director performs such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.
•Consult with Committee Chairs. In performing the duties described above, the Lead Independent Director is expected to consult with the Chairs of the appropriate Board committees as needed and solicit their participation in order to avoid diluting the authority or responsibilities of such Committee Chairs.
Our Lead Independent Director improves corporate performance by taking responsibility for enhancing Board performance, building a productive relationship with the Chief Executive Officer, and supporting effective communications with shareholders.
24 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL
Board Composition and Meetings
Independent Directors comprise a majority of the Board of SCI. The Audit, Compensation, and Nominating and Corporate Governance Committees of the Board are all composed entirely of Directors who are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines. The full Board meetings had 100% attendance, and each individual committee's meetings in 2020 had 97% or higher attendance by the relevant Directors. Although the Board does not have a policy on Director attendance at annual meetings, seven Board members attended the Company’s 2020 Annual Meeting of Shareholders.

SCI 2020 Board Meetings and Director Attendance
Number of Meetings

% = percentage of meetings attended by SCI Directors
There were no material issues or circumstances in 2020 that required an Executive Committee meeting.
Executive Sessions
At the end of every regularly scheduled Board meeting, the Board meets in an executive session attended only by the non-management Directors without management present. The Lead Independent Director chairs these executive sessions. Shareholders and other interested parties may communicate to the Lead Independent Director any comments they wish to communicate to the non-management Directors, using the following address: Service Corporation International, Lead Independent Director c/o Office of Corporate Secretary, 1929 Allen Parkway, Houston, TX 77019, or by email to leaddirector@sci-us.com.
Board Committees
As part of its annual Board and committee evaluation process, the Board reviews its committee structure and committee responsibilities ensuring that matters important to SCI have the appropriate focus and ensuring the effectiveness of each committee’s role. Currently, the Board has four standing committees. In 2021, if elected, Ellen Ochoa will become the Chairperson of the Compensation Committee, with Alan Buckwalter serving on the Compensation Committee for one more year before transitioning off and replacing Cliff Morris on the Nominating and Corporate Governance Committee.
While each committee has designated committee members, every Director may attend any committee meeting they so choose. The Board has adopted a written charter for each of these Board committees. These charters are available on SCI’s website at https://investors.sci-corp.com/governance. Information about each committee is provided below.
2021 Proxy Statement 25

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Audit Committee

Key Oversight Responsibilities
•    Integrity of the financial statements
•    Engagement, qualifications, independence, and performance of the independent registered public accounting firm
•    Scope and results of the independent registered public accounting firm's report
•    Performance and effectiveness of our internal audit function
•    Policies with respect to risk assessment and risk management
•    Quality and adequacy of our internal controls, including the review of our cybersecurity controls
•    Financial reporting and disclosure matters
Audit Committee in 2020
The Audit Committee met eight times in 2020, and the Committee attendance record was 97%. Four of the meetings were focused primarily on our quarterly financial reports and our related earnings releases. At each of these meetings, the Committee reviewed the documents as well as reviewed the independent registered public accounting firm's report. The Committee regularly meets with the independent registered public accounting firm representatives outside the presence of management. Additionally, the Committee meets regularly with individual members of management to discuss relevant matters. Lastly, the Committee meets with the Company’s internal auditors outside the presence of management. The Committee also performs quarterly reviews of any legal matters that could have a significant impact on our financial statements and plays an important role in assessing the management of financial risk. The report of the Audit Committee can be found beginning on page 30.

Chair: Victor L. Lund
Other members:
Jakki L. Haussler,
Clifton H. Morris, Jr.,
Sara Martinez Tucker
Meetings in 2020: Eight
Each member of the Audit Committee meets the independence requirements of the NYSE guidelines.

Compensation Committee

Key Oversight Responsibilities
•    Oversees our executive compensation and benefits policies and programs
•    Sets compensation for the Chairman and CEO
•    Reviews and approves compensation for all other executive Officers
•    Determines appropriate individual and Company performance measures
•    Approves all executive employment contracts
•    Determines and ensures compliance with SCI stock ownership guidelines for Officers
•    Assesses the risk of SCI’s compensation programs
•    Retains and evaluates the Company’s compensation consultants
Compensation Committee in 2020
The Compensation Committee met five times in 2020 with a 100% attendance record. The Committee devoted substantial time in its oversight of SCI’s compensation programs and its review of feedback received from shareholders. Effective with the 2020 annual incentive compensation plan, the plan includes a modifier based on a non-financial metric related to online customer satisfaction ratings. Based on extensive evaluation and review of the Company and its response to COVID-19, including both financial and nonfinancial impacts, the Committee did not modify any of the original performance targets that were approved in February 2020 and approved the related payments attained in achievement of those targets. The Committee’s full review of executive compensation matters and its decisions are discussed in the Compensation Discussion and Analysis beginning on page 33. Effective after the election at the May 2021 annual meeting, the Compensation Committee Chair will transition from Alan Buckwalter to Ellen Ochoa. This upcoming 2021 Board term will be his final term serving as a member of the Compensation Committee.

Chair: Alan R. Buckwalter
Other members:
Anthony L. Coelho
Ellen Ochoa
Marcus A. Watts
Meetings in 2020: Five
Each member of the Compensation Committee meets the independence requirements of the NYSE guidelines.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Nominating and Corporate Governance Committee

Key Oversight Responsibilities
•    Composition of the Board and Board committees
•    Identification and recruitment of new candidates for the Board
•    Review process for renomination of current Board members and nominees recommended by shareholders
•    Development of corporate governance principles and practices
•    SCI’s enterprise risk management function, including ESG & cybersecurity risks
•    Succession planning for CEO and other SCI executives
•    Performance evaluation of the CEO and Directors
•    Self-evaluation of the Board and Board committees

Nominating and Corporate Governance Committee in 2020
The Nominating and Corporate Governance Committee (NCGC) met four times in 2020, and the Committee attendance record was 100%. Recently, the charter was updated to reflect that the NCGC is responsible for the oversight of the Company's ESG policies. During 2020, the NCGC reviewed ESG matters that were presented by the newly formed ESG Steering Committee. The identification and recruitment of new candidates for the Board is a current priority for the Board as Cliff Morris has announced he will not seek another term in 2022 (Cliff Morris' position on the NCGC will be replaced by Alan Buckwalter).

Chair: Marcus A. Watts
Other members:
Anthony L. Coelho
Victor L. Lund
Clifton H. Morris, Jr.
Sara Martinez Tucker
Meetings in 2020: Four
Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE guidelines.

Investment Committee

Key Oversight Responsibilities
•    Oversight of SCI’s preneed and perpetual care trust funds; SCI’s Investment Operating Committee, headed by SCI executives; as well as SCI's wholly-owned registered investment advisor (RIA) subsidiary and a third party RIA consultant
•    Management and performance of the trust funds, performance of the independent trustees, and changes to investment managers made by the trustees
•    Ongoing review of investment policies and guidelines in conjunction with the Investment Operating Committee and wholly-owned RIA subsidiary and third party RIA consultant
•    Reviews SCI’s primary funeral preneed insurance provider
•    Oversight of the Company's employer sponsored retirement accounts

Investment Committee in 2020
The Investment Committee met four times in 2020, and the Committee attendance record was 100%. The Committee provided guidance on monitoring and improving the structure of SCI's preneed and perpetual care trust portfolios. Additionally, the Committee monitored the financial condition of the Company’s primary prearranged funeral insurance provider. In support of the Company's ongoing Inclusion & Diversity initiatives, the Investment Committee oversaw the transfer of certain preneed and perpetual care trust funds to a well-performing minority-owned investment firm.

Chair: W. Blair Waltrip Other members: Alan R. Buckwalter Jakki L. Haussler Ellen Ochoa Meetings in 2020: Four

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Executive Committee

Key Oversight Responsibilities
•    Authorized to exercise many of the powers of the full Board between Board meetings
•    Meets in circumstances when it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision-making on a specific issue
Executive Committee in 2020
The Executive Committee did not meet in 2020 as all matters were handled at the regular Board meetings.

Chair: Thomas L. Ryan Other members: Alan R. Buckwalter Anthony L. Coelho Victor L. Lund Marcus A. Watts Meetings in 2020: None

Annual Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees and facilitates a comprehensive self-evaluation of Board members and each of the Board committees on an annual basis to determine whether the Board and its committees are functioning effectively and to identify any areas to further enhance Board and committee operations.
The Nominating and Corporate Governance Committee also oversees a Director peer review as part of the annual renomination review process and for the ongoing professional development of Board members.
Board Orientation and Education Program
SCI has an orientation program for new Board members that includes formal and informal sessions with other Directors and senior SCI executives. This program also encourages attendance at meetings of committees of which the newly elected Director is not a member to gain familiarity with the work of each Board committee and the specific areas they address. The focus of continuing education for SCI Directors is on developing educational sessions that the Directors find meaningful and useful. These may range from educational sessions specific to matters facing SCI and its industry to sessions covering corporate governance trends and issues. In addition, the Board encourages Directors' attendance at education programs that are offered by various universities, institutes, etc. Finally, Board members periodically perform site visits to SCI facilities individually and as a group.
Board Oversight and Key Responsibilities
Strategy Oversight
One of the Board’s key responsibilities is overseeing the Company’s strategy. The Board has experience and expertise in the area of strategy development and insights into the most important issues facing the Company. Setting the strategic course of the Company involves constructive engagement between our senior management and the Board. Our Board acts as a strategy committee and regularly discusses the key priorities of our Company, taking into consideration the Company’s long-term strategy with global economic, consumer, and other significant trends within our industry. Discussions in the boardroom are enhanced with visits to locations, which provide Directors an opportunity to see strategy execution first hand.
Risk Oversight
The Board of Directors has assigned the Nominating and Corporate Governance Committee oversight responsibility for the Company’s enterprise risk management function. Management has the primary responsibility to identify risks and risk mitigation strategies and provides periodic reports to the Nominating and Corporate Governance Committee.
•The Audit Committee is responsible for oversight of major financial risks relating to the Company’s accounting matters and financial reporting compliance.
•The Compensation Committee has oversight of the risk assessment of the Company’s compensation programs.
•The Investment Committee has oversight of risks relating to the investment of trust funds, our primary funeral preneed insurance provider, and our employer-sponsored retirement accounts.
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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL
The Nominating and Corporate Governance Committee oversees the risk assessments of the above mentioned committees and of management and provides enterprise risk management reports to the full Board.

Environment, Social, and Governance (ESG) Oversight

Board of Directors
Nominating and Corporate Governance Committee
In 2020, the Nominating and Corporate Governance Committee reviewed ESG matters presented by the ESG Steering Committee at two meetings and addressed other related risks through various committee meetings throughout the year.

CEO and Senior Executive Leaders

ESG Steering Committee
Formed in 2020, this cross-functional team’s purpose is to support the Company’s ongoing commitment to managing human capital, the health and safety of employees and client families, corporate social responsibility, corporate governance, sustainability, environmental impacts, and other public policy matters relevant to the Company.

Inclusion and Diversity Committee
Formed in 2017, this cross-functional committee oversees the development of inclusion and diversity programs at SCI, including the development of Associate Resource Communities or ARCs.

The Board recognizes the threats presented by cybersecurity incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents to the Company.
✓ The Audit Committee oversees the Company's controls related to cybersecurity.
✓ The Nominating and Corporate Governance Committee oversees the risk assessment related to cybersecurity.

Human Capital Management and Culture Oversight
Our human capital management and talent development efforts go beyond the senior management level. Leaders at all levels are responsible for fostering an environment that supports a positive culture with high ethical standards. We are committed to being a respectful, rewarding, diverse, and inclusive work environment that allows our associates to develop the skills they need for success. The Board, along with management, provide oversight and guidance on compensation, benefits, recruiting, retention, diversity and inclusion, and culture. We continue to invest in our associates’ wages and training and enhance our policies in creating a better workplace. We are committed to enhancing our associates’ experience through training programs utilizing best in class tools and technologies, which allow us to remain relevant with our client families.
We believe these actions have resulted in a more engaged and effective workforce that is better equipped to serve our customers in today’s rapidly changing environment.
No Shareholder Rights Plan
Prior to 2008, SCI maintained a shareholder rights plan, sometimes called a “Poison Pill”, which could provide an opportunity for negotiation during a hostile takeover attempt. Our Board allowed the shareholder rights plan to expire in July 2008 and has not implemented another shareholder rights plan.
Special Meeting of Shareholders
A special meeting of shareholders may be called at any time by:
•the holders of at least 10% of the outstanding stock entitled to be voted at such meeting;
•the Board of Directors;
•the Chairman of the Board; or
•the Chief Executive Officer.
2021 Proxy Statement 29

Proposal 2: Proposal to Ratify the Selection of the Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors of the Company recommends PricewaterhouseCoopers LLP (“PwC”) serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021. PwC and its predecessors have audited the Company’s accounts since 1993. A representative of PwC typically attends the Annual Meeting, and such representative will have the opportunity to make a statement and be available to respond to appropriate questions. The Audit Committee submits the selection of PwC for shareholders’ ratification at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection. The affirmative vote of the holders of a majority of shares represented at the Annual Meeting is required for this proposal to be ratified.

✓	The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Report of the Audit Committee
Purpose
The primary purpose of the Audit Committee is assisting the Board of Directors in fulfilling its independent and objective oversight responsibilities by:
•ensuring the integrity of the Company’s accounting functions and proper internal control over financial reporting,
•ensuring the Company’s compliance with legal and regulatory requirements;
•reviewing the independent registered public accounting firm’s qualifications, and
•overseeing the performance of the Company’s internal audit function.
The Audit Committee schedules its meetings with management and the independent registered public accounting firm (currently PwC) at least once each quarter. Additionally, the Audit Committee meets separately in an executive session with the independent registered public accountants and internal auditors. Further details of the Audit Committee’s functions are located in the section entitled “Board of Directors - Board Committees - Audit Committee” above. The Audit Committee Charter is available for viewing on SCI’s website, https://investors.sci-corp.com/governance and available in print to anyone who requests it.
Committee Membership and Appointment
Each member of the Audit Committee is independent, as defined by the New York Stock Exchange ("NYSE") rules, financially literate, and is limited to serving on no more than three audit committees of public companies. The Board of Directors appointed, and the Audit Committee has acknowledged, Victor L. Lund, Chairman of the Audit Committee, as the Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission.
The Audit Committee complies with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the "SEC") and the NYSE on which the Company's securities are listed, including those related to independence, as applicable.
Audit Committee Responsibilities
The Audit Committee relies on the work and assurance of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports, and maintaining policies relating to legal and regulatory compliance.
The independent registered public accounting firm is responsible for performing an independent audit of the annual consolidated financial statements and expressing an independent opinion on compliance of those financial statements under the United States Generally Accepted Accounting Principles, and expressing an opinion on the effectiveness of the internal controls of the Company.
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AUDIT COMMITTEE MATTERS
The Audit Committee reviews and discusses with management and the independent auditors the following:
•quarterly financial statements and the annual audited financial statements of the Company, including the Company's specific disclosures included in Management's Discussion and Analysis of Financial Condition and Results of Operations;
•earnings releases and guidance provided to analysts and rating agencies;
•any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles; and
•issues as to the adequacy of the Company's internal controls, including those related to cybersecurity, and any special steps adopted in light of material control deficiencies.
Meeting Structure
The Audit Committee may request that any Director, Officer, or associate of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide information requested by the Committee. Subject to any limitations set forth in the Corporate Governance Guidelines of the Company, the Committee may exclude from its meetings any person(s) it deems appropriate to carry out its responsibilities.
The Committee provides reports to the Board of Directors and keeps written minutes of its meetings. The Committee reviews with the Board of Directors any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent public accountants, and the performance of the internal audit function.
The Audit Committee reviewed and discussed the audited financial statements with management of the Company and with the independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing AS 1301 (Communications with Audit Committees), as modified or supplemented. Discussions occurred with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the transparency of disclosures in the Company’s consolidated financial statements.
Finally, the Audit Committee has also received written disclosures in a letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence from the Company and its management. This review also included discussions of audit and non-audit fees as well as evaluation of the Company's significant financial policies and accounting systems and controls.
The Audit Committee reviewed the independence of the independent registered public accounting firm considering the compatibility of their non-audit services with maintaining their independence from the Company. Based on our review, the Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE

Victor L. Lund, Chair	Jakki L. Haussler	Sara Martinez Tucker	Clifton H. Morris, Jr.
Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, tax services, and other services performed by the independent registered public accounting firm. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. As such, all of the fees set forth below were pre-approved by the Audit Committee.

	Audit fees[1]	Audit-related fees[2]	Tax[3]	All other fees[4]	Total
2020	$6,260,200	$454,850	$251,600	$4,500	$6,971,150
2019	$6,341,425	$467,600	$315,825	$4,500	$7,129,350
(1)    Fees associated with the annual audit of the Company’s consolidated financial statements in Form 10-K and the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, the reviews of the Company’s quarterly reports on Form 10-Q, and fees related to statutory audits.
(2)    Audit-related fees in both periods related to comfort letters for the Company's issuance of $750.0 million 5.125% Senior Notes due June 2029 and $850.0 million 3.375% Senior Notes due August 2030 in 2019 and 2020, respectively. Additionally, 2020 includes consent fees for replacing our shelf registration statement during the fourth quarter of 2020. 2019 audit-related fees included fees associated with adopting various accounting standards.
(3)    Fees for tax services for both years were related to LLC tax return preparation for our consolidated trust funds.
(4)    All other fees in both years were for research database licensing and the Company's disclosure checklist tool.
2021 Proxy Statement 31

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation
In accordance with Section 14A of the Exchange Act and the related SEC rules, we are asking shareholders to approve, on an advisory and annual basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related material contained in our Proxy Statement.”
The compensation of our Named Executive Officers is based on a program that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures the Compensation Committee believes promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in this Compensation Discussion and Analysis, the mix of fixed and performance-based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top talent while creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program and the compensation awarded to Named Executive Officers under the current program fulfill this objective.
We urge shareholders to read this Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation programs and practices achieve the Compensation Committee’s objective of linking pay and performance.
Although the vote is non-binding, the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The Committee in recent years has considered the feedback from shareholders in making specific compensation plan changes. Our compensation plan was well received by our shareholders as reflected in our annual say-on-pay vote last year when over 88% of the shares voted were in favor of the Named Executive Officer compensation. Approval of this proposal is subject to the approval of a majority of the holders of shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes are not counted.

✓	The Board of Directors recommends a vote “FOR” advisory approval of the resolution regarding compensation of our Named Executive Officers (as set forth in this Proxy Statement).

32 Service Corporation International

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion provides information and context regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers in 2020, all of whom are collectively referred to as the “Named Executive Officers” or "NEOs". Our NEOs for 2020 were:

Thomas L. Ryan	President, Chairman of the Board, and Chief Executive Officer
Eric D. Tanzberger	Senior Vice President, Chief Financial Officer
Sumner J. Waring, III	Senior Vice President, Chief Operating Officer
Steven A. Tidwell	Senior Vice President, Sales and Marketing
Gregory T. Sangalis	Senior Vice President, General Counsel and Secretary
The Company’s executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are:
•aligning executive pay and benefits with the performance of the Company and shareholder returns while fostering a culture of highly ethical standards and integrity.
•attracting, motivating, rewarding, and retaining the broad-based management talent required to achieve our corporate objectives.
Executive Summary
Pay for Performance and Corporate Strategy
We have aligned our executive compensation programs with our long-term strategy. Actions taken to achieve the performance compensation measures are creating long-term value for our shareholders and other stakeholders.
Our Strategy: Grow Revenue, Leverage Scale, and Deploy Capital
Like most businesses world-wide, COVID-19 has impacted various aspects of our business operations. However, we believe our fundamental strategy has not changed and we were able to continue to operate without any major disruptions to our business, highlighting the power of our scale. Throughout the pandemic, a shift to an increased use of technology has influenced how we serve our customers and how we invest our capital. Please see section titled "Strategies for Growth" in Part I, Item 1. Business in our 2020 Form 10-K filing for more information on COVID-19 and its impact to our strategy.

Grow revenue
We plan to grow revenue by remaining relevant to our customers as their preferences evolve through a combination of price, product, and service differentiation strategies. Growing our preneed sales will drive future revenue growth. In 2020, we grew revenue by $281 million to $3.5 billion which was bolstered by the effects of COVID-19. In 2020, we sold over $1.0 billion in preneed cemetery sales production.

Leverage scale
We leverage our scale by optimizing the use of our network through the use of technology and for the benefit of our preneed backlog. Our scale enables us to achieve cost efficiencies through the maximization of purchasing power and utilizing economies of scale through our supply chain channel. In 2020, throughout the pandemic, we were able to continue to operate without any major disruptions to our business, which highlights the power of our scale due to our many shared resources.

Implementing our core strategy allows us to deliver total shareholder return	Growing revenue and leveraging scale increases cash flow, which enables us to:
Deploy capital
We continue maximizing capital deployment opportunities in a disciplined and balanced manner to the highest relative return. Our priorities for capital deployment are: 1) investing in acquisitions and building new funeral service locations, 2) paying dividends, 3) repurchasing shares, and 4) managing debt. In 2020, we deployed capital of $807 million, investing $153 million in acquisitions and new build opportunities and returning $654 million to shareholders through dividends and share repurchases.

2021 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS
Performance Compensation Measures
Annual Performance-Based Incentive Plan:
•Normalized Earnings per share: Growth is the result of growing revenue and leveraging our scale, which in turn, enhances shareholder value.
•Normalized Free Cash Flow per share: Growth in normalized free cash flow per share is tied directly to our strategy to increase our cash flow and effectively deploy capital. Growth in this metric drives current performance of the Company and enhances shareholder value.
•Comparable Preneed Production: Comparable preneed production is the percentage of growth over prior year in combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in US and Canadian currency. Preneed sales production is driving current and future market share growth, adding stability to our future revenue stream and creating future value for our shareholders.
Long-Term Incentive Plan:
•Total Shareholder Return: As we grow revenue and leverage our scale, we increase our cash flow allowing the Company to deploy capital and deliver superior total shareholder return.
•Normalized Return on Equity: Growth in return on equity is the long-term result of effectively implementing our core strategy of growing revenue and deploying capital as described above.
Performance Summary
Our management has a strong focus on delivering profitable growth and returning value to our shareholders utilizing our long-term growth strategy as discussed above. This long-term focus has contributed significantly to the Company’s total shareholder return (TSR) over several years as illustrated below as well as our yearly growth as reflected in the Company's 2020 performance for adjusted earnings per share and adjusted operating cash flow.
SCI TSR Compared to S&P 500

GAAP Performance Measures (1)	Adjusted Performance Measures (2)
GAAP Earnings Per Share	Adjusted Earnings Per Share

GAAP Operating Cash Flow (in millions)	Adjusted Operating Cash Flow (in millions)

(1) GAAP - Generally Accepted Accounting Principles	(2) Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.
2020 Company Performance
The Company delivered solid financial results in 2020 that include the following:
•Grew consolidated revenue by $281 million, or 9%, to $3.5 billion in 2020 primarily as a result of increases in both funeral services performed and burials in our cemeteries as well as higher preneed cemetery sales due in part to the COVID-19 pandemic.
34 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS
•Sold over $1.0 billion in preneed cemetery sales production which mitigated the declines in our preneed funeral sales production. In total, preneed funeral and cemetery sales production increased by 2.5% to $1.9 billion, bringing our preneed backlog to $12.7 billion in 2020.
•Increased adjusted earnings per share by approximately 53% compared to 2019 primarily due to the revenue increase described above, lower interest expense as a result of recent debt transactions throughout 2019 and 2020, and fewer shares outstanding.
•Increased adjusted operating cash flow 27% over the prior year to approximately $804 million. This increase was primarily due to increased growth in gross profit combined with lower cash interest payments and deferred payroll taxes (as allowed under the CARES Act). These increases in adjusted operating cash were partially offset by higher cash tax payments associated with higher earnings for 2020 as well as a higher use of working capital related to the significant increase in preneed cemetery property sales which are generally sold on an installment basis.
•Enhanced total company value by deploying capital of $807 million, investing $153 million in acquisitions and new build opportunities and returning $654 million to shareholders through dividends and share repurchases.
•Completed a strategic refinancing transaction during 2020 to manage our debt maturity profile, which resulted in lower interest expense. We issued $850.0 million of unsecured 3.375% Senior Notes due August 2030 to refinance our 5.375% Senior Notes due 2024 as well as for other corporate purposes.
•Achieved a total shareholder return (TSR) of 611% over the last ten fiscal years, outpacing the return of the S&P 500 of 267%.
COVID-19 Pandemic Response
During 2020, the Company responded to the pandemic crisis in relation to our associates, client-families, and communities, which has been summarized below. Please see section titled "COVID-19 Pandemic Response" in the Proxy Summary Statement beginning on page 9 for more information.

Associates, Customers, and Communities Ensuring Oversight and Strategic Response by:
•Forming a multi-disciplinary COVID-19 Task Force, holding OTC meetings daily and officer meetings weekly to facilitate an agile response to the pandemic and its impacts on our associates, customers, communities, and our business as a whole.

Protecting the Health and Well-being of ASSOCIATES by:
•Engaging suppliers from around the globe to ensure that our frontline associates had adequate stock of personal protective equipment (PPE).
•Providing paid time off to associates who tested positive for COVID-19 or needed to care for a loved one or family member with COVID-19.
•Avoiding Company layoffs, mandatory furloughs, or reductions in workforce as a result of the impact of COVID-19.
•Awarding over $10 million in “hero bonuses” and other bonuses to associates that do not participate in our annual incentive plan in recognition of their courageous efforts and dedication to continue serving families.
•Communicating the Company’s Employee Assistance Program (EAP), which provides associates with 24/7 access to a licensed counselor at no cost.

Serving CUSTOMERS by:
•Implementing creative solutions and continuing to serving families safely with care and compassion.
•Investing in technology to provide complimentary livestreaming of services, which has allowed family and friends to attend virtually and express their condolences.
•Offering families the option of a Celebration of Remembrance at a later date, which allows family and friends to gather in celebrating the life of their loved one on a special date - such as a birthday or anniversary.
•Instituting payment options to help customers weather the financial impacts of COVID-19.
•Providing virtual arrangements and cemetery property tours for clients who prefer to avoid an in-person meeting.
•Developing on-demand seminar presentations for customers to view from their homes at their convenience.

Responding to the Needs of Our COMMUNITIES by:
•Funding a $6.0 million contribution to the SCI Foundation for future community giving efforts.
•Hosting collection drives at funeral home locations across the Company to support local food banks, food pantry programs, and homeless shelters.
•Supporting small businesses, such as local catering partners and restaurants.

2021 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS
Key Features of Our Compensation Programs
Over the course of the past several years, the Compensation Committee, in conjunction with senior management, improved the alignment of our compensation programs with the interests of our shareholders. In addition, the Committee modified or eliminated certain components of our compensation programs to better align the programs with prevailing market practice. The following are highlights of our compensation programs, including our emphasis on pay commensurate with performance and actions taken to align aspects of our programs with evolving market standards.

What We Do	What We Don't Do

✓    We pay for performance. A significant portion of the compensation of our Named Executive Officers is directly linked to the Company’s performance, as demonstrated by the historical payouts related to our annual and long-term incentive plans.
✓    We require stock ownership. Our stock ownership guidelines require each of the Company Officers to hold Company stock with a value linked to a multiple of their respective salaries and to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until stock ownership guidelines are met.
✓    We have claw-backs. Our claw-back provisions may be triggered in certain circumstances. If triggered, the provisions allow the Company to recoup annual performance-based incentives, stock options, restricted stock, and performance units.
✓    We seek independent advice. We engage independent consultants to review executive compensation and provide advice to the Compensation Committee.
✓    We have an ongoing shareholder outreach program. As part of our commitment to effective corporate governance practices, we regularly engage with shareholders. We specifically discuss executive compensation along with other important governance topics regularly as part of our outreach program.

✗    We do not allow tax gross-ups. We do not provide tax gross-ups in our compensation programs, and we do not have provisions in our executive employment agreements that provide for tax gross-ups in the event of a change of control of the Company.
✗    We do not allow hedging or pledging. Our policies prohibit Officers and Directors from hedging or pledging their SCI stock ownership.
✗    We do not allow the repricing of stock options. Our policies prohibit subsequent alterations of stock option pricing without shareholder approval.

Consideration of 2020 "Say-on-Pay" Vote
At our Annual Meeting of shareholders held on May 13, 2020, 88.4% of the shares voted were in favor of the proposal to approve Named Executive Officer compensation (“say-on-pay” vote), versus 91.3% in 2019. The Compensation Committee believes this result is an indication that a substantial majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our Named Executive Officers with the interests of our shareholders. In early 2020, we engaged with shareholders representing approximately 55% of the Company’s common stock prior to our Annual Shareholder Meeting. Through our ongoing shareholder outreach efforts, we better understand the viewpoints of our shareholders and are able to communicate transparently how our decisions align with our strategic goals.
In May 2017, we disclosed that at our 2017 annual meeting, shareholders voted in favor of holding annual say-on-pay votes. In accordance with this vote, the Company will hold future say-on-pay votes annually until the next required vote on the frequency of shareholder votes on the compensation of executives, which in accordance with applicable law, is scheduled to occur at the 2023 annual meeting of shareholders.
Compensation Philosophy and Process
The Company’s compensation philosophy is to align executive compensation with the performance of the Company and the individual by using several compensation components for our executives.
Our overall compensation philosophy provides target direct compensation opportunities within a competitive range of target pay levels among general industry companies of comparable size and scope (the “Peer Group” - see Annex B). Incentive programs provide opportunities to exceed Peer Comparator Group target compensation levels through annual and long-term incentives paid in cash and stock. However, if performance targets are not met, then the resulting performance-based award payouts will be below target levels. We believe these target levels of direct compensation are appropriate to motivate, reward, and retain our executives, each of whom has leadership talents and expertise that make them attractive to other companies. In making annual compensation decisions, the Compensation Committee reviews each Named Executive Officer’s total compensation, as well as the compensation components, for reasonableness and comparability to market levels and the prior year’s compensation.
The compensation components are designed to motivate our senior leadership to operate as a team to achieve Company-wide goals. This approach serves to align the compensation of our most senior leadership team with the performance of the Company.
36 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee reviews comparative market information, including benchmarking data presented by the Committee's independent compensation consultant, Meridian Compensation Partners, LLC ("Meridian") - see page 45 of this Proxy Statement for further information on the Compensation Committee's retention of Meridian. For the Chairman and CEO, the Compensation Committee is exclusively responsible for the final determination of all components of compensation, but requests input and recommendations from Meridian. For other Named Executive Officers, the Compensation Committee receives additional recommendations from our CEO for all components of compensation. On the basis of its review of market data, input from the CEO and Meridian, and other relevant factors, the Compensation Committee sets each Named Executive Officer's annual base salary, annual performance-based incentives, and long-term incentives for that year.
The Compensation Committee followed a thorough framework to evaluate the impact of the COVID-19 pandemic on executive compensation. The Committee considered the impacts of COVID-19 to the Company’s performance against targets. The Committee also reviewed the actions of senior management as it related to all stakeholders during the COVID-19 crisis, which are summarized on page 35 in the Compensation Discussion and Analysis (the Company's full COVID-19 pandemic response can be found in the Proxy Summary Statement beginning on page 9). Upon the completion of the evaluation, the Committee approved the annual incentive payment finding that the value provided to all stakeholders through the timeliness, effectiveness, and communication of decision making by senior management displayed during the pandemic supported the 138.4% annual incentive payout. The annual incentive payout was earned based on unmodified incentive compensation targets originally approved by the Committee in February 2020.
In 2020, the Compensation Committee reviewed total compensation design components and advised the Nominating and Corporate Governance Committee that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
CEO Pay and Performance Alignment
Below is a graph that displays the relationship between our CEO's total annual compensation and the five-year total shareholder return of the Company and S&P 500.
CEO Pay and Performance Alignment

(1) A change in the denomination of the performance unit plan in 2018 created a temporary distortion in the disclosure of years 2018 and 2019 total compensation by "doubling up" previous performance plan grants, which were disclosed when paid, with the inclusion of 2018 and 2019 performance plan grant value when granted. For more information, please see page 42.

Total Direct Compensation Pay Components
The below graphs display the CEO's and other NEOs' mix of total direct compensation, with each component expressed as a percentage of total direct compensation.

CEO Direct Compensation	Other NEO Direct Compensation

In 2020, over 80% of our CEO's compensation and almost 70% of our other NEOs’ compensation was performance-based.
2021 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements Link to Shareholder Value
We have aligned our executive compensation programs with the interests of our shareholders and our corporate strategy through various measures that drive our business. See the following pages for more details on the elements of our compensation program and how it is linked to our corporate strategy and shareholders’ interests.

% of 2019 compensation for CEO and NEOs		Description	Link to shareholder value	How we determine amount
Annual Base Salary page 39		Fixed cash element of compensation established within a competitive range of benchmark pay levels.	Serves to attract and retain executive talent capable of driving superior performance.	We consider individual performance, oversight responsibility, and competitive benchmarking.

CEO	Other NEOs

Annual Performance-Based Incentive Compensation page 39
Performance–based element of compensation tied to the attainment of performance measures, which is paid in cash. The 2020 Plan includes a modifier based on the non-financial metric related to online customer satisfaction ratings.
Rewards the achievement of short-term financial and operational objectives we believe are primary drivers of long-term shareholder value.
The Compensation Committee establishes performance metrics that will drive the current performance of the Company and enhance shareholder value. The 2020 measures included:
•Normalized Earnings Per Share
•Normalized Free Cash Flow
•Comparable Preneed Sales Production.

CEO	Other NEOs

Long-Term Incentive Compensation page 40		Stock Options – granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date and vest at a rate of 1/3 per year.	Aligns the long-term interest of the NEOs with the shareholders and fosters a culture of ownership.
The Compensation Committee considers several factors in determining the total long-term incentive compensation including Peer Comparator Group benchmark pay levels, the individual performance of each NEO, the job responsibilities of each NEO, and the overall Company performance in light of the current economic environment. Once the total target value is established for each NEO, we calculate and grant to the NEO (i) the number of stock options with a value equal to one-third of the total target value, (ii) the number of shares of restricted stock with a value equal to one-third of the total target value, and (iii) the number of performance units with a value equal to one-third of the total target value.

		Restricted Stock – awards are made in February each year at the same time as the stock option grants and vest at a rate of 1/3 per year.	Aligns the long-term interest of the NEOs with the shareholders and fosters a culture of ownership.
CEO	Other NEOs
		Performance Units – the performance unit plan, which is now denominated in shares, measures the three-year total shareholder return (“TSR”) relative to a peer group of public companies (see Annex C).	Rewards effective management of the Company's performance over a multi-year period and delivering positive relative TSR.

Other Compensation page 43		Retirement Plans – Executive Deferred Compensation Plan and 401(k) Plan.	Provides financial security for retirement.	The Compensation Committee periodically reviews executive benefits and perquisites as compared to prevalent practices of other organizations.

		Perquisites and Personal Benefits – reasonable benefits as described on page 43.	Enhances executive performance by facilitating effective management of personal matters.
CEO	Other NEOs
38 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS
Annual Base Salary
We target the base salary levels of our Named Executive Officers ("NEOs") within a competitive range of benchmark pay levels defined in the competitive benchmarking study described on page 46. We believe these levels are appropriate to motivate and retain our NEOs, who each have leadership talents and business expertise that make them attractive to other companies. In addition, when adjusting salaries, we may also consider the individual performance of the executive. Based on consideration of benchmark pay levels for each executive, the Compensation Committee maintained the 2020 base salary for each executive at the 2019 amount, which was unchanged from the 2018 amount.

	2020 Salary	2019 Salary
Thomas L. Ryan	$1,200,000	$1,200,000
Eric D. Tanzberger	600,000	600,000
Sumner J. Waring, III	570,000	570,000
Steven A. Tidwell	520,000	520,000
Gregory T. Sangalis	500,000	500,000
Annual Performance-Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our NEOs on financial and operational objectives that the Compensation Committee believes are primary drivers of our common stock price over time. In the first quarter of 2020, the Compensation Committee established the performance measures as the basis for annual performance-based incentive awards for our NEOs.
Incentive Targets
The Compensation Committee established each NEO’s target opportunity for 2020 consistent with our overall compensation philosophy to align compensation with our performance and to motivate and retain the executive level talent. The target award opportunities were generally positioned within the mid-range of the competitive benchmark market data. If SCI achieved the performance targets established by the Compensation Committee, NEOs would receive incentive awards at this targeted level. Actual incentive awards may be higher or lower than the target levels based on SCI’s performance relative to the performance goals. The range of performance goals established a lower threshold to achieve a minimal annual performance-based incentive but with a higher threshold to achieve a payout at or near the maximum award of 200% of the targeted incentive levels. The award is based on base salary on the last day of the measurement period. The target award opportunities for the NEOs for 2020 were as follows:

Target Award Opportunity (% of Base Salary)
Thomas L. Ryan	125%
Eric D. Tanzberger	90%
Sumner J. Waring, III	90%
Steven A. Tidwell	80%
Gregory T. Sangalis	80%
Performance Measures
We believe normalized earnings per share and free cash flow per share drive the performance of the Company and enhance shareholder value. Comparable preneed cemetery property production is a key driver of current performance, as we are generally able to recognize this revenue at the time of sale when the property is ready and available for use and the receivable from the customer is deemed collectible. While recognition of all other comparable preneed funeral and cemetery production is generally deferred and does not have an immediate impact on earnings, such production is driving future market share growth, adding stability to our future revenue stream, and creating future value for our shareholders over the long term. The 2020 performance measures are similar to the performance measures utilized in 2019 and are outlined below:
•Normalized Earnings per Share, which we calculated by applying a targeted 24.0% effective tax rate to the Company’s calculation of its reported diluted earnings per share and further adjusting to exclude certain non-routine items as described below. The targeted effective tax rate is held constant for calculating our incentive compensation and therefore does not change throughout the year.
•Normalized Free Cash Flow per Share, which we calculated by beginning with our cash flows from operating activities and (1) deducting forecasted capital improvements at existing facilities and capital expenditures to develop cemetery property, (2)
2021 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS
utilizing the forecasted amounts of cash taxes paid in 2020 related to normal operating activities, and (3) dividing the result by the reported weighted average diluted number of shares outstanding in 2020.
•Comparable Preneed Production is the percentage of growth over prior year of combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in US and Canadian dollars.
The Compensation Committee believes it is appropriate to exclude certain non-routine items from the performance measures to encourage appropriate decision-making regarding operations and capital deployment. For 2020, the Compensation Committee approved the exclusion of net gains or losses on dispositions, currency gains/losses, and losses associated with the early extinguishment of debt. The Compensation Committee also considered a level of share repurchases in 2020 consistent with our historical experience in setting the targets. The difference between the target and actual repurchases did not affect the attainment of the normalized earnings per share or normalized free cash flow per share performance measures.
For 2020, we weighted each of the performance measures at one-third. The Compensation Committee established ranges for performance measures and their related payouts as a percentage of the target award for the performance period from January 1 through December 31, 2020. We calculated awards for performance levels between threshold and target or target and maximum using straight-line interpolation.
As part of the 2020 plan, the annual performance-based incentive included a modifier based on the non-financial measure related to online customer satisfaction ratings, aligning our NEOs’ compensation with our operational performance and success in remaining relevant with our customers. This modifier allows the Compensation Committee to adjust the annual performance-based incentive downward if our online customer satisfaction ratings fall below an average of 4.0. For 2020, we exceeded the target with an average rating of 4.75. For 2021, the Compensation Committee has increased the threshold of the online customer satisfaction ratings to 4.25 to maintain rigorous targets that encourage industry-leading performance.
The 2020 performance targets, SCI’s actual performance, and resulting payout percentages are set forth below.
2020 Performance Targets and Actual Performance
(1)    Any performance above threshold but less than target results in a payout of up to 100%.
(2)    Performance at target results in a 100% payout; performance above target but less than max results in payout between 100% and 200%, respectively.
(3)    Performance at max or above max results in a 200% payout.
(4)    Expressed as a percentage of comparable 2020 performance compared to 2019.
As a result of the foregoing and giving effect to the weightings described above, our NEOs earned annual performance-based incentives paid in cash at 138.4% of their individual incentive targets. The actual dollar amounts of the payouts are set forth in footnote (3) to the Summary Compensation Table on page 47.
Long-Term Incentive Compensation
We believe that the grant of annual equity-based awards further aligns the interests of the NEOs with those of the Company’s shareholders. To best align these interests, we grant our NEOs a mix of equity awards, which include stock options, restricted stock, and performance units. These long-term incentive ("LTI") award vehicles are important components of annual compensation.
In February 2020, the Compensation Committee set each NEO’s 2020 total target value of long-term incentive compensation. In developing this total target value, the Compensation Committee considered several factors including Peer Comparator Group benchmark LTI pay levels, the individual performance of each NEO, the job responsibilities of each NEO, and the overall Company performance in light of the then current economic environment. Once the target value was established for each NEO, we calculated and granted to the NEO (i) the number of stock options that had a value equal to one-third of the total target value, (ii) the number of shares of restricted stock that had a value equal to one-third of the total target value, and (iii) the number of performance units that had a value equal to one-third of the total target value. The grants were made in February 2020.
40 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS
This mix of equity awards is designed to focus our NEOs on driving an appropriate culture and healthy operating platform for the Company, managing our on-going risk profile, and implementing strategies to generate superior total long-term shareholder returns.
Stock Options
Stock options provide NEOs a reward value that is directly attributable to their ability to increase the value of the business and our stock price. Stock options are granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date. Stock options vest at a rate of one-third per year and have an eight-year term.
Restricted Stock
Restricted stock with service-based vesting provisions promotes retention of our NEOs and encourages stock ownership. The restricted stock awards vest at a rate of one-third per year.
Performance Units
Performance units reward NEOs for the delivery of shareholder returns that compare favorably to similarly available public company investments over a multi-year period. The performance unit plan measures the three-year total shareholder return (“TSR”) relative to public companies that are a subset of the Peer Group (see Annex C). The subset of the Peer Group is selected based on correlation in size, certain business characteristics, and stock price as well as other various factors.
Relative TSR is defined as the percentage computed from $100 invested in SCI common stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the public companies in the Peer Group, with dividend reinvestment during the same period.
Relative TSR is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders and (ii) provides a useful means of comparing Company performance relative to the performance of public companies in the Peer Group. Beginning in 2018, the performance units also apply a normalized return on equity (ROE) modifier to the TSR metric. The normalized ROE modifier reduces the indicated performance unit payout by 25% if average normalized ROE over the three-year performance period is less than 15%. The Company set a 15% ROE threshold with reference to the S&P MidCap 400® companies (of which SCI is a participant), and where less than half of the companies have historically exceeded a 15% ROE. SCI has meaningfully exceeded this threshold since its implementation in 2018. For the 2018-2020 performance period, the average normalized ROE was 26.6%. The share denomination improves shareholder alignment, as the underlying unit value fluctuates with stock price.
Starting with the 2021 performance unit grants, the ROE modifier threshold will be the three-year average of the S&P MidCap 400® companies for the relative performance period instead of the prior threshold of 15%.
Performance Targets and 2018-2020 Actual Performance
(1)    Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.
(2)    SCI's three-year 2018-2020 TSR performance was 38%, which was in the 60th percentile relative to the Peer Group, resulting in a 140% award payout.
We cap performance unit payments at the Target amount if our TSR over the performance period outperforms the Peer Group median, but our absolute TSR is negative.
For the 2020-2022 performance cycle, the Compensation Committee granted performance units with performance awards ranging from 0% to 200% of the share units as set forth below in the “Grants of Plan-Based Awards” table. A target award is
2021 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS
earned if SCI’s TSR relative ranking is at the 50th percentile of the TSR of the public companies in the 2020 Peer Group at the end of the performance cycle at December 31, 2022.
Impact of Changing the Denomination of the Performance Unit Plan
As reported in our 2018 Proxy and discussed above, in response to shareholder feedback and to continue our efforts to refine the correlation between executive pay and total shareholder return (TSR), the Board approved the change in the denomination of the performance unit plan from a dollar-based amount to an amount denominated in shares. The denomination in shares creates a stronger correlation of pay to performance and, more specifically, to total shareholder return which is objective, transparent, and impactful.
The change in denomination creates a temporary distortion in the disclosure of total compensation in the Summary Compensation Table for years 2018 and 2019. The distortion occurs because we are reporting the performance-based plan grants that were made in 2018 and 2019 for the 2018-2020 and 2019-2021 performance cycles, respectively, and the cash payouts from the 2016 and 2017 performance period that concluded in 2018 and 2019, respectively. This distortion occurs in our disclosure of both 2018 and 2019 compensation, after which time the dollar-denominated performance periods will have matured and there will be no more "doubling up" of grants and payouts in the Summary Compensation Table.
The table below uses Tom Ryan's compensation to illustrate the denomination impact change on the Summary Compensation Table for years 2018 and 2019 (page 47). 2020 is "as reported" in the Summary Compensation Table and years 2018 and 2019 are presented in two ways. The "as reported" 2018 and 2019 compensation ties to the current Summary Compensation Table, including the double-counting of the performance unit plan; and the proforma presentation of 2018 and 2019 compensation is recast as if the change in denomination was effective for years 2018 and 2019.
CEO Summary Compensation Years 2018-2020

$3.7M PUP Payout in 2018 excluded
$3.4M PUP Payout in 2019 excluded
Excludes PUP Payout in 2020 of $4.0M (2018 Grant)
$13.3M
$1.1M
Includes PUP Payout in 2018 of $3.7M (2016 Grant)
$2.4M PUP
$1.9M RS
$2.0M SO
$1.0M
$1.2M
2018 As reported
Non-Equity Incentive Plan
Stock Awards
$9.6M
$1.1M
$2.4M PUP
$1.9M RS
$2.0M SO
$1.0M
$1.2M
2018 Proforma
Non-Equity Incentive Plan
Stock Awards
$12.5M
$1.1M
Includes PUP Payout in 2019 of $3.4M (2017 Grant)
$2.0M PUP
$2.0M RS
$2.0M SO
$0.8M
$1.2M
2019 As reported
Non-Equity Incentive Plan
Stock Awards
$9.1M
$1.1M
$2.0M PUP
$2.0M RS
$2.0M SO
$0.8M
$1.2M
2019 Proforma
Non-Equity Incentive Plan
Stock Awards
$11.5M
$2.1M
$2.9M PUP
$2.1M RS
$2.3M SO
$0.9M
$1.2M
2020 As reported
Other Compensation
Annual Performance-Based Incentive Compensation
Annual Base Salary
Long-Term Incentive Compensation

•Annual Base Salary: Fixed cash element of compensation established within a competitive range of benchmark pay levels, which is in the Salary column on the Summary Compensation Table.
•Annual Performance-Based Incentive Compensation: Performance–based element of compensation tied to the attainment of performance measures, which is paid in cash. This is included in the Non-Equity Incentive Plan Compensation column on the Summary Compensation Table.
•Long-Term Incentive Compensation
◦Stock Options (SO) – granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date and vest at a rate of 1/3 per year, which are included in the Option Awards column in the Summary Compensation Table.
42 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS
◦Restricted Stock (RS) – awards are made in February each year at the same time as the stock option grants and vest at a rate of 1/3 per year, which are included in the Stock Awards column on the Summary Compensation table.
◦Performance Units (PUP) – Dollar-denominated grants made before 2018 are included in the Non-Equity Incentive Plan Compensation column at the value they vest and settle; share-denominated grants are included in the Stock Awards column as of their grant date in the Summary Compensation Table.
•Other Compensation: This grouping includes the Change in Pension Value Column and the All Other Compensation column from the Summary Compensation Table.
Other Compensation
Retirement Plans
To help retain and recruit executive level talent, the Company implemented an Executive Deferred Compensation Plan in 2005. This plan allows for an annual retirement contribution by the Company of up to 7.5% of eligible compensation and a performance-based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in the annual performance-based incentives paid in cash above. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentives paid in cash. In addition to the Company contributions, the plan allows for individual deferral of base salary, annual performance-based incentives paid in cash, restricted stock awards, and performance unit awards. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans. In February 2021, the Company made the following contributions under the plan with respect to 2020 service and performance for our NEOs:

Name	7.5% Retirement Contribution	Performance Contribution	Total
Thomas L. Ryan	$245,678	$340,018	$585,696
Eric D. Tanzberger	101,044	139,845	240,889
Sumner J. Waring, III	95,992	132,853	228,845
Steven A. Tidwell	82,175	113,730	195,905
Gregory T. Sangalis	79,014	109,355	188,369
We also offer a 401(k) plan to our associates, including our NEOs. In 2000, the Company initiated the 401(k) Retirement Savings Plan for elective contributions by participants and matching contributions by the Company up to prescribed limits established by the Board of Directors and specific IRS limitations. Participants may elect to defer up to 50% of salary and bonus into the Plan subject to the annual IRS contribution limit of $19,500, excluding the $6,500 catch-up contributions for eligible participants age 50 and older. The Company’s match ranges from 75% to 125% of employee deferrals based on their years of Company service. The match is applied to a maximum of 6% of an associate's salary and annual performance-based incentive, subject to the IRS compensation limits.
Perquisites and Personal Benefits
We provide various perquisites and personal benefits to our NEOs that the Compensation Committee views as an important component of competitive compensation. These benefits are designed to attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate strategy:
•Financial and legal planning and tax preparation — encourages critical document preparation and financial planning advice for effective tax and retirement planning.
•Supplemental medical reimbursements — this insured benefit product covers out-of-pocket medical expenses, exclusive of required premium contributions by participants in the Company’s medical and dental plans, and is a valued benefit provided at a modest annual cost per participant.
•Enhanced life insurance — this life insurance program generally covers approximately 3.5 times the NEO's annual salary and target bonus.
•Use of Company aircraft — our NEOs are allowed limited use of leased aircraft for personal reasons in accordance with the Company’s usage policy approved by the Board of Directors.
Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes, or 401(k) contribution purposes. The Compensation Committee periodically reviews executive benefits and perquisites as compared to prevalent practices of other organizations.
2021 Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS
Further Executive Compensation Practices and Policies
Provisions Regarding Claw-Backs
We have provisions for seeking the return (claw-back) from our Officers of cash incentive payments and stock sale proceeds in certain circumstances involving fraud. These provisions cover the following elements of compensation: annual performance-based incentives paid in cash, stock options, restricted stock, and performance units. The provisions are triggered if the Board of Directors determines that an Officer has engaged in fraud that caused, in whole or in part, a material adverse restatement of the Company’s financial statements. In such an event, the Company could seek to recover from the offending Officer the following:
•The actual annual performance-based incentive paid in cash to the Officer, but only if the original payment would have been lower if it had been based on the restated financial results.
•The gains from sales of stock acquired under stock options realized at any time after the filing of the incorrect financial statements. Any remaining vested and unvested stock options are canceled.
•The gains from sales of restricted stock realized at any time after the filing of the incorrect financial statements. Any remaining unvested restricted stock are forfeited.
•The amount of a performance unit award paid after the ending date of the period covered by the incorrect financial statements. Any unpaid performance unit award is forfeited.
Securities Trading and Investment Policy
The Board of Directors maintains a policy governing only Directors and Officers with regard to transactions involving the Company’s securities, including purchases and sales of common stock. Among other things, the policy provides guidelines on trading during “trading windows,” confidentiality responsibilities, and reporting obligations.
Stock Ownership Guidelines and Retention Requirements
We have stock ownership guidelines for Officers. Stock ownership is generally achieved through open market purchases of SCI stock, shares acquired in the Company-sponsored 401(k) plan, vesting of restricted stock, and shares retained after exercise of stock options. The policy requires an Officer to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that Officer has met the ownership guidelines.
For each Officer, the stock ownership guideline is the amount of SCI shares having a fair market value equal to a multiple of base salary as set forth in the following table. Measurement of stock ownership against the guidelines will be calculated once a year based on valuation of the shares held at year end utilizing the closing price of SCI common stock on the last trading day of the previous year. A new Officer has an initial period of five years to achieve the target ownership level.
The table below sets forth our current ownership guidelines for our NEOs and their holdings, excluding stock options, as of March 15, 2021 (further details are provided in the footnotes to the tables of Director and Officer shareholdings listed under the “Voting Securities and Principal Holders”).

Title	Required Salary Multiple	Minimum Shares Required	Actual Salary Multiple	Actual Shares Owned
Thomas L. Ryan, President, Chairman of the Board, and Chief Executive Officer	6	146,640	64	1,557,308
Eric D. Tanzberger, Senior Vice President and Chief Financial Officer	3	36,660	17	209,736
Sumner J. Waring, III, Senior Vice President, Chief Operating Officer	3	34,827	29	334,915
Steven A. Tidwell, Senior Vice President, Sales and Marketing	3	31,772	7	71,190
Gregory T. Sangalis, Senior Vice President, General Counsel and Secretary	3	30,550	20	201,879
At March 15, 2021, our Named Executive Officers have exceeded their ownership guideline levels for 2021.
Policies on Hedging and Pledging
In 2013, we established policies to prohibit Officers and Directors from hedging or pledging their SCI stock ownership. These policies apply only to Officers and Directors.

44 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS
Employment Agreements and Termination Payment Arrangements
The Company has employment agreements with Tom Ryan, Eric Tanzberger, Sumner Waring, Steven Tidwell, and Gregory Sangalis. These agreements have current terms expiring December 31, 2021. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party.
The employment agreements articulate the terms and conditions of the NEOs’ employment with the Company including termination provisions and noncompetition obligations. Each November, we review the list of the Named Executive Officers and other officers with employment agreements in effect and the terms and conditions of their employment and determine whether to extend, modify, or allow the agreements to expire.
Consistent with this review, we amended our executive employment agreements in 2010 to eliminate any obligation to pay tax gross-ups in the event of a change in control of the Company. In 2016, we replaced our executive employment agreements with updated terms (see pages 54-55 for more information).
For further discussion of these employment agreements, refer to “Executive Compensation Tables - Executive Employment Agreements” below.
Our employment agreements and compensation plans have historically incorporated arrangements for certain payments upon change of control of the Company and for other terminations. We believe that these arrangements have been and are necessary to attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate strategy. In the context of a possible acquisition or merger of the Company, we believe that change of control provisions (i) help focus our executives on strategic alternatives that would maximize shareholder value, and (ii) provide for personal financial security, thereby reducing a potential distraction for the executive. Our change of control and other termination payment arrangements do not affect decisions regarding other compensation elements. We structured the terms and payout of our arrangements based upon our historical practice and competitive considerations, including advice from an independent consultant and features that are commonly used by other publicly traded companies.
For further discussion of termination arrangements, refer to “Executive Compensation Tables - Potential Payments Upon Termination” below.
How We Make Compensation Decisions
Role of the Compensation Committee
The Compensation Committee reviews the executive compensation program of the Company for its adequacy to attract, motivate, reward, and retain well-qualified executive officers who will maximize shareholder returns. The Compensation Committee also reviews the program for its direct and material relation to the short-term and long-term objectives of the Company and its shareholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:
•Reviews appropriate criteria for establishing annual performance targets for executive compensation that are complementary to the Company’s long-term strategies for growth;
•Determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information, and consulting with and receiving advice from an independent executive compensation consulting firm;
•Ensures the Company’s executive stock plan, long-term incentive plan, annual incentive compensation plan, and other executive compensation plans are administered in accordance with compensation objectives; and
•Approves all new equity-based compensation programs.
Compensation Committee Interlocks and Insider Participation
Board members who served on the Compensation Committee during 2020 were Alan R. Buckwalter, III, Anthony L. Coelho, Jr., Ellen Ochoa, and Marcus A. Watts. No member of the Compensation Committee in 2020 or at present was or is an Officer or employee of the Company or any of its subsidiaries, or was formerly an Officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company, except that Alan Buckwalter has a family relationship as disclosed under the section entitled “Certain Transactions” on page 58.
If elected, Ellen Ochoa will serve as the Compensation Committee Chair effective May 2021 and this upcoming 2021 Board term will be Alan Buckwalter's final term serving as a member of the Compensation Committee.
Role of Compensation Consultants
Compensation decisions are made by our Compensation Committee, based in part on input from independent consultants. Meridian has served as our independent advisor on executive compensation since 2010. Meridian is retained by and reports directly to the Compensation Committee, which has the authority to approve Meridian’s fees and other terms of engagement. Services performed by Meridian for the Compensation Committee during 2020 included preparation of competitive benchmarking reviews regarding the executive and Director compensation, evaluation of proposed compensation programs or changes to
2021 Proxy Statement 45

COMPENSATION DISCUSSION AND ANALYSIS
existing programs, provision of information on current trends in executive compensation, and updates regarding applicable legislative and governance activity. Annually, the Compensation Committee reviews the fee structure, services, and performance of their independent consultants.
Compensation Benchmarking Tools
In November 2019, in its consideration of 2020 compensation for the NEOs, the Compensation Committee reviewed a competitive benchmarking study prepared by Meridian. The benchmarking study provided market data for each of the NEOs, reflecting pay rates for similar positions among a group of general industry companies (the “Peer Comparator Group”). The Compensation Committee used the competitive benchmark study as a reference point for assessing the overall competitiveness of our executive compensation program.
At the request of the Compensation Committee, Meridian developed the Peer Comparator Group for 2020 by reviewing a diversified group of companies that participated in the Equilar Executive Compensation Survey. Meridian developed the Peer Comparator Group based on size and industry parameters excluding certain industries with unique or uncomparable pay practices. The Compensation Committee believes this approach reflects an objective and credible methodology and results in an effective working range of competitive compensation benchmarks that appropriately considers the overall complexity of SCI’s business model. For example, the Company sells preneed contracts (approximately $1.9 billion in 2020) that are substantially deferred into its growing backlog that will be recognized as future revenue at the time of need or when the services and merchandise are provided. These preneed contracts are administered by the Company over long periods of time, and the Company oversees the management and administration of approximately $7.2 billion in trust assets and related receivables, the earnings of which are typically deferred under GAAP. In addition, executive management oversees a people-centric business of approximately 24,000 employees, including approximately 3,750 preneed sales personnel whose production may not initially impact revenue under GAAP. The Compensation Committee reviews the methodology and composition of the Peer Comparator Group annually and may consider modification to the methodology or source of data, as warranted.
The Peer Comparator Group used to inform 2020 pay decisions comprised the 100 companies set forth in Annex B, against which SCI is positioned near or above the median in terms of revenue, market capitalization, and enterprise value. The Peer Comparator Group does not include two direct industry competitors, StoneMor Partners, LLP and Carriage Services, Inc., as neither company met the relevant financial criteria for inclusion.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The Committee reviewed the 2020 total compensation design components and recommend to the Nominating and Corporate Governance Committee that it make a determination that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that this Proxy Statement include this Compensation Discussion and Analysis.
COMPENSATION COMMITTEE

Alan R. Buckwalter, Chair	Anthony L. Coelho	Ellen Ochoa	Marcus A. Watts
46 Service Corporation International

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information for each year in the three-year period ended December 31, 2020 with respect to NEOs. The determination as to which executive Officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Total” column in the table reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Thomas L. Ryan	2020	$1,190,769	$5,019,720	$2,266,563	$2,075,700	$32,395	$944,773	$11,529,920
President and Chairman of the Board	2019	1,200,000	3,932,064	1,981,469	4,537,000	35,196	825,166	12,510,895
Chief Executive Officer	2018	1,200,000	4,379,799	1,963,399	4,791,650	—	977,606	13,312,454
Eric D. Tanzberger	2020	$596,538	$1,151,368	$520,279	$747,252	$20,439	$391,782	$3,427,658
Senior Vice President	2019	600,000	902,162	453,887	1,195,752	22,672	324,816	3,499,289
Chief Financial Officer	2018	600,000	987,354	442,456	1,242,194	—	394,652	3,666,656
Sumner J. Waring, III	2020	$566,712	$1,028,312	$464,903	$709,889	$—	$389,144	$3,158,960
Senior Vice President	2019	570,000	805,137	405,893	1,084,536	—	317,508	3,183,074
Chief Operating Officer	2018	570,000	877,648	392,127	1,116,184	—	377,632	3,333,591
Steven A. Tidwell	2020	$517,000	$783,417	$354,151	$575,661	$—	$291,428	$2,521,657
Senior Vice President	2019	520,000	594,065	299,620	771,685	—	218,517	2,403,887
Sales and Marketing	2018	519,231	651,485	291,468	772,298	—	261,299	2,495,781
Gregory T. Sangalis	2020	$497,115	$807,785	$365,097	$553,520	$—	$351,470	$2,574,987
Senior Vice President	2019	500,000	632,364	318,818	869,880	—	277,775	2,598,837
General Counsel and Secretary	2018	499,615	696,211	311,931	906,440	—	330,067	2,744,264
(1)    Reflects temporary reduction from annual base salary per Employee Agreement in response to the COVID-19 pandemic.
(2)    The Stock Awards column, which includes the Performance Unit Plan denominated in shares, and the Option Awards column set forth the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the awards are set forth in Note 11 to the consolidated financial statements included in the SCI 2020 Annual Report on Form 10-K.
(3)    See Non-Equity Incentive Plan Compensation table below for more information.
(4)    This column sets forth the change in the actuarial present value of each executive’s accumulated benefit in 2020, 2019, and 2018 for the Supplemental Executive Retirement Plan for Senior Officers. During the year ended December 31, 2020, Tom Ryan's pension value increased $32,395, and Eric Tanzberger's increased $20,439. During the year ended December 31, 2019, Tom Ryan's pension value increased $35,196, and Eric Tanzberger's increased $22,672. During the year ended December 31, 2018, Tom Ryan's pension value declined $12,592, and Eric Tanzberger's declined $8,724. The assumptions made for quantifying the present value of the benefits are set forth in Note 12 to the consolidated financial statements included in the SCI 2020 Annual Report on Form 10-K.
(5)    See 2020 All Other Compensation table below for more information.
2021 Proxy Statement 47

EXECUTIVE COMPENSATION TABLES
Non-Equity Incentive Plan Compensation Table

Name and Principal Position	Year	Annual Performance Based Incentive Paid in Cash	Performance Units(a)	Total Non-Equity Incentive Plan Compensation
Thomas L. Ryan	2020	$2,075,700	$—	$2,075,700
President and Chairman of the Board	2019	1,114,200	3,422,800	4,537,000
Chief Executive Officer	2018	1,111,650	3,680,000	4,791,650
Eric D. Tanzberger	2020	747,252	—	747,252
Senior Vice President	2019	401,112	794,640	1,195,752
Chief Financial Officer	2018	400,194	842,000	1,242,194
Sumner J. Waring, III	2020	709,889	—	709,889
Senior Vice President	2019	381,056	703,480	1,084,536
Chief Operating Officer	2018	380,184	736,000	1,116,184
Steven A. Tidwell	2020	575,661	—	575,661
Senior Vice President	2019	309,005	462,680	771,685
Sales and Marketing	2018	308,298	464,000	772,298
Gregory T. Sangalis	2020	553,520	—	553,520
Senior Vice President	2019	297,120	572,760	869,880
General Counsel and Secretary	2018	296,440	610,000	906,440
(a)    Beginning in 2018, the performance unit grants are now denominated in shares and appear in the Stock Awards column in the Summary Compensation Table on page 47. See additional information at "Impact of Changing the Denomination of the Performance Unit Plan" on page 42. Performance units for 2019 related to the payout for the performance period of 2017-2019 (2017 grant). Performance units for 2018 related to the payout for the performance period of 2016-2018 (2016 grant).
2020 All Other Compensation Table

Name	Contributions To Deferred Compensation Plan(a)	Contributions to 401(k) Plan(a)	Life Insurance Related(b)	Perquisites and Other Personal Benefits(c)		Total All Other Compensation
Thomas L. Ryan	$738,069	21,375	16,527	168,802	(d)	$944,773
Eric D. Tanzberger	$294,903	21,375	4,758	70,746	(e)	$391,782
Sumner J. Waring, III	$279,108	21,375	5,167	83,494	(f)	$389,144
Steven A. Tidwell	$237,026	21,375	9,619	23,408	(g)	$291,428
Gregory T. Sangalis	$227,102	21,375	20,160	82,833	(h)	$351,470
(a)    The amounts represent contributions by the Company to the accounts of executives in the plans identified in the table. With respect to the Deferred Compensation Plan, the amounts may include three components: (i) base retirement contribution for 2020, (ii) performance contribution for 2020, and (iii) a restoration match for the 2019 plan year paid in 2020.
(b)    The amounts represent payment for term life insurance premiums or supplemental life insurance.
(c)    The amounts represent the incremental cost to the Company to provide perquisites and other personal benefits. With respect to personal use of the Company’s leased aircraft, the cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. With respect to medical reimbursement, the Company pays the executive for the medical expenses he incurs that are not reimbursed to the executive by the Company’s health insurance.
(d)    For Tom Ryan, includes $127,130 for personal use of aircraft, as well as costs regarding periodic household security services, medical reimbursement, and tax and financial planning.
(e)    For Eric Tanzberger, includes $51,145 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(f)     For Sumner Waring, includes $55,909 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(g)    For Steven Tidwell, includes $13,750 for tax and financial planning as well as personal use of aircraft and costs regarding medical reimbursement.
(h)    For Greg Sangalis, includes $58,980 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
48 Service Corporation International

EXECUTIVE COMPENSATION TABLES
Grants of Plan-Based Awards
The following table sets forth plan-based awards granted in 2020 with the four lines pertaining to:
•First line - Annual Performance-Based Incentives Paid in Cash
•Second line - Performance Units, granted February 19, 2020
•Third line - Restricted Stock, granted February 19, 2020
•Fourth line - Stock Options, granted February 19, 2020
Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Restricted Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Ryan	$—	1,500,000	3,000,000
				10,300	41,200	82,400					2,925,936
							41,200				2,093,784
								352,000	$50.82	$50.96	2,266,563
Eric D. Tanzberger	—	540,000	1,080,000
				2,363	9,450	18,900					671,119
							9,450				480,249
								80,800	50.82	50.96	520,279
Sumner J. Waring, III	—	513,000	1,026,000
				2,110	8,440	16,880					599,391
							8,440				428,921
								72,200	50.82	50.96	464,903
Steven A. Tidwell	—	416,000	832,000
				1,608	6,430	12,860					456,644
							6,430				326,773
								55,000	50.82	50.96	354,151
Gregory T. Sangalis	—	400,000	800,000
				1,658	6,630	13,260					470,848
							6,630				336,937
								56,700	50.82	50.96	365,097
The material terms of each element of compensation are described in the “Compensation Discussion and Analysis.”
Starting in 2018, the performance units are denominated in shares and can be settled in cash at the end of the three-year performance period. In the table above, the performance unit grants are valued using a Monte Carlo valuation at the grant date. In addition, the 2020 performance units provide for pro-rata vesting in the event of (i) death, (ii) disability, (iii) at the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, or (iv) termination by the Company not for cause. The pro-rata vesting is determined by the number of months of service by the executive during the three-year performance period, divided by 36 (which is the number of months in a performance period). For a change of control of the Company, the performance units vest 100% and will be paid at target. The restricted stock grants and stock option grants vest one-third per year. In addition, the restricted stock grants and stock option grants vest 100% in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, (iv) termination by the Company not for cause, or (v) a change of control of the Company. In the table above, the option grants are valued using the Black-Scholes valuation model at the grant date.
Holders of restricted stock receive dividend payments at the same rate as holders of outstanding shares of SCI common stock.
2021 Proxy Statement 49

EXECUTIVE COMPENSATION TABLES
Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised options, restricted stock awards, and performance unit plan share awards that have not vested as of the end of our last completed fiscal year.
Outstanding Equity Awards at Fiscal Year End 2020

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(4) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(5) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Name	Exercisable	Unexercisable
Thomas L. Ryan	207,630			$17.4050	2/11/2022	89,300	4,384,630	278,600	13,679,260
	422,000			23.0000	2/10/2023
	585,000			22.2800	2/9/2024
	472,000			29.2500	2/7/2025
	236,666	118,334	(1)	37.5300	2/13/2026
	96,333	192,667	(2)	42.6300	2/20/2027
	—	352,000	(3)	50.8200	2/19/2028
Eric D. Tanzberger	110,000			29.2500	2/7/2025	20,416	1,002,426	63,500	3,117,850
	53,333	26,667	(1)	37.5300	2/13/2026
	22,066	44,134	(2)	42.6300	2/20/2027
	—	80,800	(3)	50.8200	2/19/2028
Sumner J. Waring, III	81,038			29.2500	2/7/2025	18,214	894,307	56,600	2,779,060
	47,266	23,634	(1)	37.5300	2/13/2026
	19,733	39,467	(2)	42.6300	2/20/2027
	—	72,200	(3)	50.8200	2/19/2028
Steven A. Tidwell	73,600			22.2800	2/9/2024	13,657	670,559	42,260	2,074,966
	63,700			29.2500	2/7/2025
	35,133	17,567	(1)	37.5300	2/13/2026
	14,566	29,134	(2)	42.6300	2/20/2027
	—	55,000	(3)	50.8200	2/19/2028
Gregory T. Sangalis	51,700			17.4050	2/11/2022	14,333	703,750	44,620	2,190,842
	68,400			23.0000	2/10/2023
	97,000			22.2800	2/9/2024
	79,000			29.2500	2/7/2025
	37,600	18,800	(1)	37.5300	2/13/2026
	15,500	31,000	(2)	42.6300	2/20/2027
	—	56,700	(3)	50.8200	2/19/2028
(1)    These unexercisable options expiring 02/13/2026 vest 100% on 02/13/2021.
(2)    These unexercisable options expiring 02/20/2027 vest 50% each on 02/20/2021 and 02/20/2022.
(3)    These unexercisable options expiring 02/19/2028 vest 33% each on 02/19/2021, 02/19/2022, and 02/19/2023.
(4)    The restricted stock for each person in the table vests as follows:
50 Service Corporation International

EXECUTIVE COMPENSATION TABLES

	Shares Vesting 03/05/2021	Shares Vesting 03/05/2022	Shares Vesting 03/05/2023	Total Shares Vesting
Thomas L. Ryan	17,300	30,800	41,200	89,300
Eric D. Tanzberger	3,900	7,066	9,450	20,416
Sumner J. Waring, III	3,467	6,307	8,440	18,214
Steven A. Tidwell	2,574	4,653	6,430	13,657
Gregory T. Sangalis	2,750	4,953	6,630	14,333
(5) These unearned performance unit plan share units vest as indicated below upon attainment of certain performance goals based on our three-year TSR as discussed in the Compensation Discussion and Analysis. Based on our 2020 performance exceeding the target goals, the share unit amounts and fair values disclosed in this table and the vesting schedule below represent the maximum awards, which could change over the remaining performance period.

	PUP Share Units Vesting 02/17/2021	PUP Share Units Vesting 02/16/2022	PUP Share Units Vesting 02/15/2023	Total PUP Share Units Vesting
Thomas L. Ryan	103,800	92,400	82,400	278,600
Eric D. Tanzberger	23,400	21,200	18,900	63,500
Sumner J. Waring, III	20,800	18,920	16,880	56,600
Steven A. Tidwell	15,440	13,960	12,860	42,260
Gregory T. Sangalis	16,500	14,860	13,260	44,620
Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last fiscal year on an aggregated basis.
Option Exercises and Stock Vested for the Year Ended December 31, 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Thomas L. Ryan	399,370	$13,588,655	53,800	$2,812,664
Eric D. Tanzberger	—	$—	12,333	$644,769
Sumner J. Waring, III	132,862	$3,673,891	10,954	$572,675
Steven A. Tidwell	105,900	$3,319,992	7,750	$405,170
Gregory T. Sangalis	93,700	$3,309,084	8,760	$457,973
(1)    Includes the shares and value of restricted stock that were deferred into the Executive Deferred Compensation Plan, described hereinafter under the caption “Executive Deferred Compensation Plan”, as follows: 53,800 shares with a value of $2,812,664 for Tom Ryan, 10,566 shares with a value of $552,390 for Eric Tanzberger, and 8,760 shares with a value of $457,973 for Greg Sangalis.
2021 Proxy Statement 51

EXECUTIVE COMPENSATION TABLES
Executive Deferred Compensation Plan
The Executive Deferred Compensation Plan is a supplemental retirement and deferred compensation plan for our executive officers, in which the NEOs participate. The plan allows for Company contributions, including annual contributions of up to 7.5% and performance-based contributions targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in “Compensation Discussion and Analysis - Annual Performance-Based Incentives Paid in Cash.” The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans.
Company contributions to the plan generally vest over three years. If a participant is terminated by the Company not for cause, dies, becomes disabled, or in the event of a change of control of the Company as defined in the plan, the participant immediately vests 100% in the Company’s contributions. If the participant retires on or after age 60 with ten years of service or age 55 with 20 years of service, the Compensation Committee may in its sole discretion elect to immediately vest 100% of the unvested contributions.
In addition, the plan allows for an individual participant to defer portions of his or her base salary, annual performance-based incentives paid in cash, restricted stock, and performance units. The participant may defer up to 80% of salary, up to 100% of restricted stock, and up to 90% of the other elements of compensation. When restricted stock is deferred, it is subject to the 3-year vesting schedule. All other of these amounts are 100% vested at time of deferral. The following tables provide information concerning contributions, earnings, and other information under the Executive Deferred Compensation Plan.
Nonqualified Deferred Compensation in 2020

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Distributions/ Withdrawals ($)	Aggregate Balance at Last FYE(4) ($)
Thomas L. Ryan	$2,899,179	$738,069	$7,083,639	$(11,894,671)	$51,945,081
Eric D. Tanzberger	$348,324	$294,903	$832,447	$(248,705)	$12,007,699
Sumner J. Waring, III	$99,075	$279,108	$1,083,548	$(241,125)	$6,769,727
Steven A. Tidwell	$309,055	$237,026	$566,564	$—	$5,972,787
Gregory T. Sangalis	$136,700	$227,102	$1,732,510	$—	$13,298,142
(1)    These executive contributions were made in 2020 and are included in the Summary Compensation Table for the year 2020 in the amounts and in the table titled Executive Contributions in 2020 below.
(2)    The registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)    The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.
(4)    The amounts below include reported contributions included in the Summary Compensation Table for years prior to 2020 and are included in the table titled Cumulative Contributions from Previous Years below.

Executive Contributions in 2020

		Non-Equity Incentive Plan Compensation
	Salary	Annual Performance- Based Incentive Paid In Cash	TSR Performance Units	Restricted Stock Awards
Thomas L. Ryan	$119,077	$167,130	$513,420	$2,099,552
Eric D. Tanzberger	35,792	24,067	47,678	240,787
Sumner J. Waring, III	34,003	22,863	42,209	—
Steven A. Tidwell	77,550	92,701	138,804	—
Gregory T. Sangalis	49,712	29,712	57,276	—
The following amounts represent cumulative contributions, which were included in the “Total Compensation” column of the Summary Compensation Table in previous years:
52 Service Corporation International

EXECUTIVE COMPENSATION TABLES
Cumulative Contributions from Previous Years

Thomas L. Ryan	$33,329,390
Eric D. Tanzberger	7,276,822
Sumner J. Waring, III	3,618,373
Steven A. Tidwell	1,804,754
Gregory T. Sangalis	3,308,688
Each participant may elect measurement funds, which are based on certain mutual funds, for the purpose of crediting or debiting additional amounts to his or her account balance. A participant may change his or her measurement funds election at any time. The Compensation Committee determines which measurement funds will be available for participants. For 2020, the available measurement funds and their respective returns were as follows:

Fund Name	2020 Calendar Year Return
Advisor Managed Portfolio - Aggressive Allocation	12.69%
Advisor Managed Portfolio - Conservative Allocation	7.97%
Advisor Managed Portfolio - Growth Allocation	11.59%
Advisor Managed Portfolio - Moderate Allocation	9.43%
Advisor Managed Portfolio - Moderate Growth Allocation	11.07%
American Funds IS New World - Class 1	23.89%
Charles Schwab S&P 500 Index	18.28%
DFA VA U.S. Targeted Value	3.98%
DFA VA International Value	(1.76)%
DFA VIT Inflation-Protected Securities - Instl Class	11.72%
Goldman Sachs VIT Gov't Money Market - Instl Shares	0.43%
Janus Henderson VIT Enterprise - Instl Shares	19.47%
MainStay VP MacKay High Yield Corp Bond - Initial Class	5.40%
MFS VIT II International Intrinsic Value - Initial Class	20.52%
MFS VIT III Global Real Estate - Initial Class	1.49%
MFS VIT III Mid Cap Value - Initial Class	3.87%
MFS VIT Value Series - Initial Class	3.48%
PIMCO VIT Emerging Markets Bond - Admin Shares	6.69%
PIMCO VIT Total Return - Admin Class	8.64%
SCI General Account Fund	3.00%
SCI Stock Fund	6.67%
Thrivent Series Small Cap Index	11.11%
T. Rowe Price Blue Chip Growth	34.28%
Vanguard VIF International	57.58%
Vanguard VIF Mid Cap Index	18.07%
Vanguard VIF Short-Term Investment-Grade	5.49%
Vanguard VIF Total International Stock Market Index	11.18%
Victory RS Small Cap Growth Equity - Class I	38.06%
A participant may generally elect to receive a distribution at termination in a lump sum or in installments of up to fifteen years. With regard to the participant’s contributions, the participant may schedule other distribution dates. For death, disability, or change of control of the Company, the participant may elect a lump sum payment within 60 days.
2021 Proxy Statement 53

EXECUTIVE COMPENSATION TABLES
Pension Plans
Supplemental Executive Retirement Plan for Senior Officers
The Supplemental Executive Retirement Plan for Senior Officers (“SERP”), is an aged non-qualified plan that allowed certain Officers to accrue a non-contributory benefit for periods prior to January 1, 2001. The Plan’s terms provide for an annual benefit equal to a designated percentage of each participant’s 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant’s benefits under Social Security and the former SCI Cash Balance Plan.
A participant is fully vested at age 60. If a participant’s employment terminates before age 60, the benefit amount is prorated or reduced by multiplying the accumulated benefit by a fraction of which the numerator is the participant’s years of service and the denominator is the number of years from the participant’s hire date until the date the participant would reach age 60.
Benefit payments are made in 180 monthly installments commencing at the later of termination of employment or the attainment of age 55. A participant may elect to begin receiving monthly benefits at age 55, while still employed, provided written notice is given at least twelve months prior to the attainment of age 55. In that case, the benefit is reduced to reasonably reflect the time value of money.
If a participant dies or there is a change of control of the Company (as defined in the SERP), the Company will promptly pay to each beneficiary or participant a lump sum in an amount that will vary depending on the participant’s circumstances. The following table sets forth information regarding the SERP for Senior Officers as of December 31, 2020.

Name (2)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Thomas L. Ryan	25	232,389
Eric D. Tanzberger	24	127,089
(1)    The assumptions made for calculating the present value of accumulated benefit of the SERP for Senior Officers are set forth in Note 12 to the consolidated financial statements included in the SCI 2020 Annual Report on Form 10-K. During the year ended December 31, 2020, Tom Ryan's pension value increased $32,395, and Eric Tanzberger's increased $20,439.
(2)    Excludes Sumner Waring, Steven Tidwell, and Greg Sangalis as their service with the Company as an Officer began after December 31, 2000, which was the last period of eligibility for the SERP prior to its discontinuance.
Executive Employment Agreements
Current Named Executive Officers
The Company has employment agreements with the Named Executive Officers. These agreements have current terms expiring December 31, 2021. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company’s decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries, that may be increased by the Compensation Committee in its sole discretion, and the right to participate in bonus and other compensation and benefit arrangements. As of March 15, 2021, the base salaries for Tom Ryan, Eric Tanzberger, Sumner Waring, Steven Tidwell, and Greg Sangalis were $1,200,000, $620,000, $620,000, $550,000, and $520,000 respectively.
Pursuant to the agreements, in the event of termination of employment due to the executive’s voluntary termination, the executive is entitled to receive (i) salary earned to the date of termination and (ii) any incentive compensation that had been determined by the Compensation Committee but not yet paid. In the event of termination of employment due to disability or death, the executive or his estate is entitled to receive (i) his salary through the end of his employment term, (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Pro Rated Bonus”), and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company without cause, the executive is entitled to receive (i) bi-weekly salary continuation payments based on his rate of salary for two years, (ii) Pro Rated Bonus and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company for cause, the executive is not entitled to any further payments under the employment agreement. “Cause” includes conviction of a crime involving moral turpitude, failure to follow Company policy or directives, willful and persistent failure to attend to his duties, gross negligence or willful misconduct, and violation of his obligations under the employment agreement.
54 Service Corporation International

EXECUTIVE COMPENSATION TABLES
In the event of a change of control of the Company (as defined below) and the subsequent termination of the executive without cause or voluntary termination by the executive for good reason (as defined below) during the period commencing sixty days prior to the change of control and ending two years following the change of control, the executive is entitled to the following:
•a lump sum equal to three times the sum of the executive’s annual salary and target annual performance-based incentive bonus (“Target Bonus”);
•an amount equal to his target annual performance-based incentive bonus, prorated to the date of the change of control (“Partial Bonus”); and
•continuation of health benefits for eighteen months.
“Good Reason” means relocation of the executive by more than 50 miles, reduction in responsibilities, reduction in base salary or bonus or other compensation programs, or reduction in the executive’s aggregate benefits.
In 2010, the Company amended the employment agreements to eliminate any obligations to pay tax gross-up in the event of a change of control of the Company.
Upon termination of his employment, each executive is subject, at the Company’s option, to a non-competition obligation for a period of one year, which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive is bound by the non-competition provisions without the Company making the corresponding payments.
Change of Control
Under the employment agreements, a change in control includes any of the following:
•any individual, entity, or group acquires 20% or more of our common stock or voting securities (excluding certain acquisitions involving SCI or an SCI benefit plan or certain reorganization, merger, or consolidation transactions);
•our incumbent Directors cease to constitute a majority of our Directors (our incumbent Directors include persons nominated by the existing Board or Executive Committee);
•consummation of certain reorganizations, mergers, consolidations, or sales of substantially all assets of SCI; or
•our shareholders approve certain liquidations or dissolution of SCI.
However, such a reorganization, merger, consolidation, or sale of assets does not constitute a change of control if:
(1)    more than 60% of the surviving corporation’s common stock and voting shares is owned by our shareholders (in the same proportion that our shareholders owned shares in SCI before the transaction);
(2)    no person (excluding SCI, any benefit plan of SCI or the surviving corporation, and a person owning 20% of SCI common stock or voting securities before the transaction) owns 20% or more of the common stock or voting shares of the surviving corporation; and
(3)    a majority of the surviving corporation’s Board members were incumbent SCI Directors when the transaction agreement was executed.
Equity compensation fully vests after a change in control occurs, whereas cash-related compensation requires employment termination to receive any actual payment.
2021 Proxy Statement 55

EXECUTIVE COMPENSATION TABLES
Potential Payments Upon Termination
The Company has entered into certain agreements and maintains certain plans that require the Company to provide compensation to Named Executive Officers in the event of a termination of employment. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. In addition, each Named Executive Officer is entitled to receive his benefits described in the preceding tables titled “Pension Benefits” and “Nonqualified Deferred Compensation in 2020.”
Executive Payments and Benefits Upon Termination as of December 31, 2020

		Voluntary Termination	Involuntary Not for Cause Termination	Disability	Death	Change of Control Involuntary or Good Reason Termination
Thomas L. Ryan	Salary and Bonus	$—	$4,475,700	$3,275,700	$3,275,700	$9,600,000
	Long-Term Incentives	—	11,936,272	11,936,272	11,936,272	14,092,691
	Other Benefits	—	4,821,025	4,788,185	11,788,185	4,821,025
	Total	—	21,232,997	20,000,157	27,000,157	28,513,716
Eric D. Tanzberger	Salary and Bonus	—	1,947,252	1,347,252	1,347,252	3,960,000
	Long-Term Incentives	—	2,718,211	2,718,211	2,718,211	3,212,880
	Other Benefits	—	777,111	744,270	3,744,270	777,111
	Total	—	5,442,574	4,809,733	7,809,733	7,949,991
Sumner J. Waring, III	Salary and Bonus	—	1,849,889	1,279,889	1,279,889	3,762,000
	Long-Term Incentives	—	2,422,119	2,422,119	2,422,119	2,863,799
	Other Benefits	—	183,676	150,836	3,150,836	183,676
	Total	—	4,455,684	3,852,844	6,852,844	6,809,475
Steven A. Tidwell	Salary and Bonus	—	1,615,661	1,095,661	1,095,661	3,224,000
	Long-Term Incentives	—	1,805,201	1,805,201	1,805,201	2,137,847
	Other Benefits	—	151,675	140,325	3,140,325	151,675
	Total	—	3,572,537	3,041,187	6,041,187	5,513,522
Gregory T. Sangalis	Salary and Bonus	—	1,553,520	1,053,520	1,053,520	3,100,000
	Long-Term Incentives	—	1,910,719	1,910,719	1,910,719	2,257,657
	Other Benefits	—	532,636	509,608	3,509,608	532,636
	Total	—	3,996,875	3,473,847	6,473,847	5,890,293
56 Service Corporation International

EXECUTIVE COMPENSATION TABLES
Below is a description of the assumptions that were used in creating the table above.
Base Salary and Annual Performance-Based Incentive Paid in Cash
The amounts of these elements of compensation are governed by the individual's employment agreements. See “Executive Employment Agreements” above. At December 31, 2020, each of the employment agreements had a term expiring December 31, 2021. In addition, the meaning of “change of control” as used in the tables is set forth in the employment agreements.
Long-Term Incentives: Performance Units, Stock Options, and Restricted Stock
The amounts pertaining to the performance units, stock options, and restricted stock are governed by the terms of their respective awards. See the discussion following the table “Grants of Plan-Based Awards” above. For unvested performance units, restricted stock, and stock options; accelerated vesting for voluntary termination at retirement occurs at the discretion of the Compensation Committee at age 60 with ten years of service or at age 55 with 20 years of service and is not included in the table above.
Other Benefits
The table does not assume accelerated vesting of the unvested amounts pertaining to each executive’s interest in the Executive Deferred Compensation Plan, which could occur at the discretion of the Compensation Committee at retirement. For a discussion of vesting, see the discussion preceding the table “Nonqualified Deferred Compensation in 2020” above.
Under the columns “Involuntary Not for Cause Termination”, “Disability”, “Death”, and “Change of Control: Involuntary or Good Reason Termination”, the tables include the accelerated vesting of the unvested amounts in the Executive Deferred Compensation Plan. Under the columns, “Involuntary Not for Cause Termination” and “Change of Control: Involuntary or Good Reason Termination”, the tables include the Company’s estimates of the value of post-retirement health benefits. The table also includes life insurance proceeds under the “Death” column.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the CEO) and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We used December 31, 2020 as our determination date and identified the median employee by examining total gross wages for all full-time, part-time, and seasonal employees who were employed at that date. After identifying the median employee, we calculated annual 2020 compensation for the median employee using the same methodology used to calculate the CEO’s total compensation as reflected in the Summary Compensation Table on page 47 of this Proxy Statement. The median employee’s 2020 total compensation was $35,693. The CEO’s 2020 annual total compensation was $11,529,920, which is 323 times the annual total compensation of the median employee (excluding the CEO).
We believe that the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In addition, because the Securities and Exchange Commission rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
2021 Proxy Statement 57

In February 2007, the Company adopted a written policy regarding “related person transactions”, which are required to be disclosed under SEC rules. Generally, these are transactions that involve (i) the Company, (ii) a Director, Officer, or 5% shareholder, or their family member or affiliates, and (iii) an amount over $120,000. Under the policy, our General Counsel will review any related person transaction with our Nominating and Corporate Governance Committee or its Chairman. Then, the Committee or the Chairman will make a determination whether the transaction is consistent with the best interests of the Company and our shareholders. The Nominating and Corporate Governance Committee reviewed and approved the following reported transactions:
In 2020, SCI Shared Resources, LLC, a subsidiary of the Company, paid $300,944 in compensation to Bryan Bentley in his capacity as an employee. Bryan Bentley is the son-in-law of Alan R. Buckwalter, a Director of the Company.
The family of Sumner J. Waring, III, Senior Vice President Chief Operating Officer, has had a relationship with SCI since 1996, when the family sold its business to SCI. In 2020, Affiliated Family Funeral Service, Inc., a subsidiary of the Company, leased office space through April 2021 from a company owned by Sumner Waring’s mother and paid rent in the amount of $12,684 in 2020 pursuant to the lease. Effective April 30, 2021, this office space lease will terminate. In addition, Sumner Waring’s mother owns a company that leases funeral homes to the Company under a lease expiring in September 2021 for which the Company paid rent of $200,000 in 2020. The total amount of real estate rent paid annually to companies owned by Mrs. Waring is $212,684 and is approximately 1% of the total annual rent paid by the Company for leasing real estate.
R. L. Waltrip, is our Founder and Chairman Emeritus and an executive of the Company. He also is the father of W. Blair Waltrip, one of our Directors. For 2020, R. L. Waltrip had a salary of $952,000 and a performance-based cash bonus target of 100% of his base salary (this performance-based cash bonus paid out at 138.4% for 2020 for a total bonus of $1,317,378). He is eligible to participate in our retirement and health and welfare benefit plans on the same basis as other similarly situated employees. He is also provided with certain additional insurance and perquisites ($151,790 in total in 2020).

58 Service Corporation International

The table below sets forth information with respect to any person who is known to the Company as of March 15, 2021 to be the beneficial owner of more than five percent of the Company’s Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class (5)
The Vanguard Group
100 Vanguard Blvd
Malvern, PA 19355	15,798,510	(1)	9.2%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	14,605,041	(2)	8.5%
Select Equity Group, L.P.
380 Lafayette Street, 6th Floor
New York, NY 10003	13,098,003	(3)	7.6%
Baillie Gifford & Co
Calton Square
1 Greenside Row
Edinburgh EH1 3AN
Scotland, UK	10,832,692	(4)	6.3%
(1)    This information is as of December 31, 2020 and is based on a Schedule 13 G/A filed with the Securities and Exchange Commission on February 8, 2021 by The Vanguard Group, Inc., which reported sole voting power for no shares, shared voting power for 118,584 shares, sole dispositive power for 15,528,118 shares, and shared dispositive power for 270,392 shares.
(2)    This information is as of December 31, 2020 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2021 by BlackRock, Inc., which reported sole voting power for 14,025,130 shares, shared voting power for no shares, sole dispositive power for 14,605,041 shares, and shared dispositive power for no shares.
(3)    This information is as of December 31, 2020 and is based on a Schedule 13 G filed with the Securities and Exchange Commission on February 12, 2021 by Select Equity Group, L.P., which reported sole voting power of no shares, shared voting power for 13,098,003 shares, sole dispositive power for no shares, and shared dispositive shares for 13,098,003.
(4)    This information is as of December 31, 2020 and is based on a Schedule 13 G/A filed with the Securities and Exchange Commission on January 20, 2021 by Baillie Gifford & Co., which reported sole voting power for 9,638,015 shares, shared voting power for no shares, sole dispositive power for 10,832,692, and shared dispositive power for no shares.
(5)    As of the Company's shares outstanding on October 29, 2020 for 172,743,629 as reported on the cover page of the Company's third quarter Form 10-Q.
2021 Proxy Statement 59

VOTING SECURITIES AND PRINCIPAL HOLDERS
The table below sets forth, as of March 15, 2021, the amount of the Company’s Common Stock beneficially owned by each Named Executive Officer, each Director and nominee for Director, and all Directors and executive Officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

Name of Individual or Group	Shares Owned		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Total	Percent of Class (4)
Thomas L. Ryan	1,557,308		2,351,629	3,908,937	2.3%
Eric D. Tanzberger	209,736		261,066	470,802	*
Sumner J. Waring, III	334,915		215,470	550,385	*
Gregory T. Sangalis	201,879		402,200	604,079	*
Steven A. Tidwell	71,190		237,466	308,656	*
Alan R. Buckwalter	86,393		—	86,393	*
Anthony L. Coelho	76,932		—	76,932	*
Jakki L. Haussler	14,072		—	14,072	*
Victor L. Lund	229,478		—	229,478	*
Clifton H. Morris, Jr.	222,854	(1)	—	222,854	*
Ellen Ochoa	44,779		—	44,779	*
Sara M. Tucker	14,072		—	14,072	*
W. Blair Waltrip	1,533,679	(2)	—	1,533,679	*
Marcus A. Watts	79,011	(3)	—	79,011	*
Executive Officers and Directors as a Group (17 persons)	4,980,427		3,957,230	8,937,657	5.2%
*    Less than one percent
(1)    Includes 4,034 shares owned by Cliff Morris’ wife. Cliff Morris disclaims beneficial ownership of such shares.
(2)    Includes 468,384 shares held in trusts under which W. Blair Waltrip, his brother, and his sister are trustees and have shared voting and investment power and for which W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 48,388 shares held by other family members or trusts, of which shares W. Blair Waltrip disclaims beneficial ownership. Also includes 55,222 shares held by a charitable foundation of which W. Blair Waltrip is President.
(3)    Includes 4,197 shares held in family trusts of which Marcus Watts is trustee.
(4)    Shares outstanding plus options exercisable as of March 15, 2021 are 173,329,334.
60 Service Corporation International

Information About the Meeting and Voting
Q:    Who is entitled to vote?
A:    Shareholders of record who held common stock of SCI at the close of business on March 15, 2021 are entitled to vote at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on that date, there were outstanding 169,372,104 shares of SCI common stock, $1.00 par value (“Common Stock”).
Q:    What are shareholders being asked to vote on?
A:    Shareholders are being asked to vote on the following items at the Annual Meeting:
1.Election of nominees to the Board of Directors.
2.Ratification of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2021 fiscal year.
3.Consideration of an advisory vote to approve Named Executive Officer compensation.
The Company will also transact such other business as may properly come before the meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of each of the proposals listed above.
Q:    How do I vote my shares?
A:    You can vote your shares using one of the following methods:
•Vote through the internet at www.proxyvote.com using the instructions on the proxy or voting instruction card. Also, you can vote by visiting our corporate website at https://www.sci-corp.com/annual-meeting and clicking the link to vote.
•Vote by telephone using the toll-free number shown on the proxy or voting instruction card.
•Complete, sign, and return a written proxy card in the pre-stamped envelope provided.
•Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received on or before May 12, 2021.
Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. Your vote at the meeting will constitute a revocation of your earlier voting instructions.
Q:    What if I want to vote in person at the Annual Meeting?
A:    The Notice of Annual Meeting of Shareholders provides details of the date, time, and place of the Annual Meeting, if you wish to vote in person. To attend the Annual Meeting in person, you will need proof of your share ownership and valid picture identification.
Q:    How does the Board of Directors recommend voting?
A:    The Board of Directors recommends voting:
•FOR each of the nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under “Proposal 1: Election of Directors”.
•FOR ratification of the selection of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2021 fiscal year.
•FOR approval, on an advisory basis, of Named Executive Officer compensation.
2021 Proxy Statement 61

OTHER INFORMATION
Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for Directors will be voted for a substitute nominee(s) chosen by the Board.
Q:    If I give my proxy, how will my shares be voted on other business brought up at the Annual Meeting?
A:    By submitting your proxy, you authorize the persons named on the proxy card to use their discretion in voting on any other matters properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.
Q:    Can I revoke my proxy once I have given it?
A:    Yes. Your proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. Alternatively, you can attend the annual meeting, revoke your proxy in person, and vote at the meeting itself.
Q:    How will the votes be counted?
A:    Each properly executed proxy received in time for the annual meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, they will be voted (i) for the nominees listed therein (or for other nominees as provided above), (ii) for ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and (iii) for approval on an advisory basis of Named Executive Officer compensation. Holders of SCI Common Stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of Directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as Directors. Shareholders do not have the right to cumulate votes in the election of Directors. Abstentions are counted towards the calculation of a quorum. An abstention has the same effect as a vote against a proposal, or in the case of the election of Directors, as shares for which voting power has been withheld.
Q:    What if my SCI shares are held through a bank or broker?
A:    If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. If you do not vote your shares, your broker or bank does not have the discretion to vote your shares on the proposals, except that they have the discretion to vote your shares for ratification of the selection of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2021 fiscal year. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of Directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.
Q:    How does a shareholder or interested party communicate with the Board of Directors, committees, or individual Directors?
A:    Any shareholder or interested party may communicate with the Board of Directors, any committee of the Board, the non-management Directors as a group, or any Director by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee, the non-management Directors, or such individual Director or Directors, c/o Office of Corporate Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019, or by email to leaddirector@sci-us.com. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors (or other addressee) at the next regular Board meeting.
Q:    What is the Company’s web address?
A:    The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing. The information below is also available in print to any shareholder who requests it.
•Bylaws of SCI
•Charters of the Audit Committee, the Compensation Committee, Investment Committee and the Nominating and Corporate Governance Committee
•Corporate Governance Guidelines
•Principles of Conduct and Ethics for the Board of Directors
•Code of Conduct and Ethics for Officers and Employees
62 Service Corporation International

OTHER INFORMATION
Q:    How can I obtain a copy of the Annual Report on Form 10-K?
A:    A copy of SCI’s 2020 Annual Report on Form 10-K is furnished with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. If you do not receive a copy of the Annual Report on Form 10-K, you may obtain one free of charge by writing to Investor Relations, P.O. Box 130548, Houston, Texas 77219-0548.
Q:    Why is it important to vote via the internet or telephone, or send in my proxy card so that it is received on or before May 12, 2021?
A:    The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 15, 2021 is present at the meeting in person or by proxy. It is for this reason that we urge you to vote via the internet or telephone or send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.
Proxy Solicitation
We may solicit proxies through the mail, in person, or by telephone, fax, or internet. Certain Officers, Directors, and other employees of the Company may solicit proxies. Directors, Officers, and other employees of the Company will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign, and return the enclosed proxy in the enclosed business reply envelope.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548
Submission of Shareholder Proposals
Any director nomination or other proposal to be presented by a shareholder and included in the Company's proxy materials at the Company’s 2022 Annual Meeting of Shareholders must be received by the Company by November 26, 2021, so that it may be considered by the Company for inclusion in its Proxy Statement relating to that meeting.
Pursuant to the Company’s Bylaws, any holder of Common Stock of the Company desiring to make a director nomination or bring any other matters to be considered at the Company’s 2022 Annual Meeting of Shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Corporate Secretary, no earlier than January 12, 2022 and no later than February 1, 2022. Any notice pursuant to this or the preceding paragraph should be addressed to the Corporate Secretary, Service Corporation International, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.
Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Form 4 and amendments thereto furnished to the Company during its most recent fiscal year and written representations from reporting persons, the Company believes that all required Form 4 reports for transactions occurring in 2020 were filed timely.
2021 Proxy Statement 63

Annex A: Non-GAAP Financial Measures
We believe the following non-GAAP financial measures provide a consistent basis for comparison between years and better reflect the performance of our core operations. We also believe these measures help facilitate comparisons to our competitors’ results.
Set forth below is a reconciliation of our non-GAAP financial measures. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

Adjusted Earnings and Adjusted EPS (In Millions, except diluted EPS)	Twelve Months Ended December 31,
	2020		2019		2018
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$515.9	$2.88	$369.6	$1.99	$447.2	$2.39
Pre-tax reconciling items:
Impact of divestitures and impairment charges, net	(7.0)	(0.03)	(32.9)	(0.18)	(15.9)	(0.09)
Losses on early extinguishment of debt, net	18.4	0.10	16.6	0.09	10.1	0.05
Legal settlement	—	—	6.4	0.03	—	—
Tax reconciling items:
Tax effect from special items	(2.6)	(0.02)	4.1	0.02	1.6	0.01
Change in uncertain tax reserves and other tax adjustments (1)	(3.0)	(0.02)	(10.9)	(0.05)	(107.8)	(0.57)
Earnings excluding special items and diluted earnings per share excluding special items	$521.7	$2.91	$352.9	$1.90	$335.2	$1.79
Diluted weighted average shares outstanding		179.0		185.5		187.0

Adjusted Operating Cash Flow (In Millions)	Twelve Months Ended December 31,
	2020	2019	2018
Net cash provided by operating activities, as reported	$804.4	$628.8	$615.8
Legal settlement payment	—	6.4	—
IRS tax settlement refund (1)	—	—	(5.6)
Net cash provided by operating activities excluding special items	$804.4	$635.2	$610.2

(1)    2019 is impacted by the reduction in tax liability as a result of the expiration of statute of limitations. 2018 is impacted by the remeasurement of deferred taxes resulting from a change in estimate related to the finalization of the 2017 return. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the "Tax Act". As a result of the Tax Act, we realized a net tax benefit for the remeasurement of deferred tax assets and liabilities, partially offset by a transition tax on certain unrepatriated earnings of our foreign subsidiaries. Please see Part II, Item 8. Financial Statements, Note 5 in our 2019 Form 10-K filing for further details for the reduction in our tax liability as well as the settlement of IRS tax audits related to tax years 1999-2005.
64 Service Corporation International

ANNEXES
Annex B: Peer Comparator Group

Aaron's, Inc.	Equifax Inc.	PerkinElmer, Inc.
Abercrombie & Fitch Co.	Express, Inc.	Perrigo Co. plc
Acuity Brands, Inc.	First American Financial Corp.	Polaris Industries Inc.
ADT Inc.	Fossil Group, Inc.	PriceSmart, Inc.
Agilent Technologies, Inc.	Garmin Ltd.	Quad/Graphics, Inc.
Allegion plc	Graham Holdings Co.	Range Resources Corp.
American Eagle Outfitters, Inc.	Graphic Packaging Holding Co.	Schneider National, Inc.
Arch Coal, Inc.	H&R Block, Inc.	Sensata Technologies Holding PLC
Axalta Coating Systems Ltd.	Harley-Davidson, Inc.	Sonoco Products Co.
AXIS Capital Holdings Limited	Hasbro, Inc.	Spirit Airlines, Inc.
Big Lots, Inc.	Hill-Rom Holdings, Inc.	Steelcase Inc.
Bio-Rad Laboratories, Inc.	HNI Corporation	STERIS plc
Bloomin' Brands, Inc.	Hologic, Inc.	Syneos Health, Inc.
BRP Inc.	Hubbell Incorporated	Tailored Brands, Inc.
Brunswick Corp.	ICON Public Limited Company	Tapestry, Inc.
Caleres, Inc.	IHS Markit Ltd.	Tetra Tech, Inc.
Carter's, Inc.	Ingredion Incorporated	The Andersons, Inc
Cboe Global Markets, Inc.	Insperity, Inc.	The Cheesecake Factory Incorporated
Cerner Corporation	International Flavors & Fragrances Inc.	The Hanover Insurance Group, Inc.
Church & Dwight Co., Inc.	Kemper Corp.	The Scotts Miracle-Gro Company
Cimarex Energy Co.	Laureate Education, Inc.	The Toro Company
CME Group Inc.	Leggett & Platt, Incorporated	TransUnion
Columbia Sportswear Company	Lennox International Inc.	TriNet Group, Inc.
CommScope Holding Co., Inc.	Lululemon Athletica Inc.	Triple-S Management Corporation
Contura Energy, Inc.	Lyft, Inc.	Urban Outfitters, Inc.
DENTSPLY SIRONA Inc.	Mallinckrodt Public Limited Co.	Varian Medical Systems, Inc.
Domino's Pizza, Inc.	Marathon Oil Corp.	Viasat, Inc.
Domtar Corporation	Mattel, Inc.	Waters Corporation
EchoStar Corporation	McCormick & Co., Incorporated	West Fraser Timber Co. Ltd.
Edgewell Personal Care Co.	Murphy Oil Corp.	Williams-Sonoma, Inc.
Edwards Lifesciences Corp.	Nasdaq, Inc.	Wolverine World Wide, Inc.
Elanco Animal Health Incorporated	Noble Energy, Inc.	YUM! Brands, Inc.
Encana Corp.	Patterson Companies, Inc.
Endo International plc	Peabody Energy Corporation
2021 Proxy Statement 65

ANNEXES
Annex C: Performance Unit Plan Peer Group

Agilent Technologies, Inc.	HNI Corporation	Popular, Inc.
Autozone, Inc.	Huntington Bancshares Incorporated	Prologis, Inc.
Brunswick Corporation	Kemper Corporation	STERIS plc
Cintas Corporation	KeyCorp	TD Ameritrade Holding Corporation(1)
CNO Financial Group, Inc.	Legg Mason, Inc.(1)	The Brink's Company
Comerica Incorporated	Leggett & Platt, Incorporated	The Hanover Insurance Group, Inc.
DENTSPLY SIRONA Inc.	MSC Industrial Direct Co., Inc.	Varian Medical Systems, Inc.
Equifax Inc.	Nasdaq, Inc.	Vornado Realty Trust
Globe Life Inc.	PerkinElmer, Inc.	Waters Corporation
Herman Miller, Inc.	Pitney Bowes Inc.
(1) While these companies were included in the initial Peer Group, the equity of these companies is no longer publicly traded and they are excluded from the calculations of the Peer Group TSR for the performance unit plan awards.

66 Service Corporation International

SERVICE CORPORATION INTERNATIONAL

1929 Allen Parkway Houston, Texas 77019 713-522-5141 SCI-Corp.com

Investors: Debbie Young - Director, Investor Relations Phone: 713-525-9088 Email: InvestorRelations@Sci-Us.com	Media: Jay Andrew - Director, Corporate Communications Phone: 713-525-3468 Email: Press.Room@Sci-Us.com

SERVICE CORPORATION INTERNATIONAL
ATTN: INVESTOR RELATIONS
1929 ALLEN PARKWAY
HOUSTON, TX 77019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions..

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SERVICE CORPORATION INTERNATIONAL

The Board of Directors recommends you vote FOR:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Alan R. Buckwalter
02) Anthony L. Coelho
03) Jakki L. Haussler
04) Victor L. Lund
05) Clifton H. Morris, Jr.
06) Ellen Ochoa
07) Thomas L. Ryan
08) Sara Martinez Tucker
09) W. Blair Waltrip
10) Marcus A. Watts

The Board of Directors recommends you vote FOR proposal 2:

The Board of Directors recommends you vote FOR proposal 3:

	For	Against	Abstain
3. To approve, by advisory vote, named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement AND Form 10-K are available at www.proxyvote.com

                  SERVICE CORPORATION INTERNATIONAL
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 12, 2021

The undersigned hereby appoints Thomas L. Ryan, Gregory T. Sangalis, and Eric D. Tanzberger, and each or any of them as attorneys, agents, and proxies of the undersigned with full power of substitution, for and in the name, place, and stead of the undersigned, to attend the Annual Meeting of Shareholders of Service Corporation International (the "Company"), to be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019 at 9:00 a.m. Central Time on May 12, 2021, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting.

This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of Directors, FOR proposal 2, and FOR proposal 3.

   Continued and to be signed on reverse side